Exhibit 2.4

Consolidated Financial Statements

(In U.S. dollars)

CONSTELLATION

SOFTWARE INC.

For the year ended December 31, 2022 and 2021

KPMG LLP

Vaughan Metropolitan Centre

100 New Park Place

Suite 1400

Vaughan, ON Canada L4K 0J3

Telephone (905) 265-5900

Fax (905) 265-6390

www.kpmg.ca

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Constellation Software Inc.

Opinion

We have audited the consolidated financial statements of Constellation Software Inc. (“the Entity”), which comprise:

•	the consolidated statements of financial position as at December 31, 2022 and December 31, 2021

•	the consolidated statements of income (loss) for the years then ended

•	the consolidated statements of comprehensive income (loss) for the years then ended

•	the consolidated statements of changes in equity for the years then ended

•	the consolidated statements of cash flows for the years then ended

•	and notes to the consolidated financial statements, including a summary of significant accounting policies

(Hereinafter referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Entity as at December 31, 2022 and December 31, 2021, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Financial Statements” section of our auditor’s report.

We are independent of the Entity in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

KPMG Canada provides services to KPMG LLP.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements for the year ended December 31, 2022. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

We have determined the matters described below to be the key audit matters to be communicated in our auditor’s report.

Determination of distinct professional services performance obligation in customer contracts containing multiple performance obligations and estimation of hours to complete for certain percentage-of-completion (POC) arrangements

Description of the matter

We draw attention to Notes 2(d) and 3(k) to the financial statements. The Entity has recognized revenue of $6,622 million. A portion of revenue is associated with customer contracts that contain multiple products and services such as software licenses, maintenance and other recurring services, professional services, and hardware. The Entity uses significant judgment to assess whether professional services sold in a customer contract are considered distinct and should be accounted for as separate performance obligations. Revenue from the license of software that involves complex implementation or customization that is not distinct, and/or includes sales of hardware that is not distinct, is recognized as a combined performance obligation using the percentage-of-completion method based primarily on labour hours. The Entity applies significant judgment to determine the estimated hours to completion which affects the timing of revenue recognized for professional services and non-distinct license and/or hardware.

Why the matter is the key audit matter

We identified the determination of distinct professional services performance obligations in customer contracts containing multiple performance obligations and the estimation of hours to complete for certain POC arrangements, being contracts where revenue recognition is based on estimated hours to completion, as a key audit matter. Significant auditor judgment was required to evaluate the Entity’s significant judgments of whether professional services are distinct or non-distinct and the estimated hours to completion for arrangements that are completed over an extended period. There was significant auditor effort, involving more senior professionals, required to address this matter.

How the matter was addressed in the audit

The primary procedures we performed to address this key audit matter included the following:

We evaluated the design, and tested the operating effectiveness of certain controls over revenue recognition including controls related to the Entity’s process to identify distinct professional services performance obligations in certain customer contracts and controls over the estimation of hours to complete for POC arrangements, inclusive of executed contract amendments and change orders.

For a selection of new customer contracts, we assessed the Entity’s determination of distinct/non-distinct professional services performance obligations, if any, by examining the contract source documents, comparing to the Entity’s past assessments for similar contracts, and practices observed in the Entity’s industry.

For a selection of POC arrangements where revenue recognition is based on the estimated hours to completion, we interviewed operational personnel responsible for the contract. We obtained an understanding of the original estimated hours to completion and any increase or decrease to the estimated hours to completion as the contract progresses and inspected correspondence such as project planning documents and change requests, if any, between the Entity and its customers.

In addition, we assessed the Entity’s historical ability to accurately estimate hours to completion by performing an analysis of a selection of completed contracts to compare actual hours incurred upon completion to the initial estimated hours to completion.

Evaluation of acquisition-date fair value of intangible assets acquired in the Altera business combination

Description of the matter

We draw attention to Note 2(d), Note 3(d) and Note 4(a) to the financial statements. On May 2, 2022, the Entity completed an agreement with Allscripts Healthcare Solutions (“Allscripts”) to acquire 100% of the net assets (including the shares of certain subsidiaries) of Allscripts Hospitals and Large Physician Practices business segment (“Altera”). The Entity paid cash of $731 million less a cash holdback receivable of $4 million for aggregate consideration of $727 million. In connection with this transaction, the Entity recorded technology assets and customer assets (collectively, the “intangible assets”). The Entity uses discounted cash flow methodology to determine the fair value of the intangible assets. The acquisition date fair value for the intangible assets was $619 million. In determining the fair value of the intangible assets at the acquisition date, the Entity’s significant assumptions include forecasted cash flows, forecasted annual customer attrition rate, royalty rate, migration rate and the discount rates applied.

Why the matter is a key audit matter

We identified the evaluation of acquisition-date fair value of intangible assets acquired in the Altera business combination as a key audit matter. This matter represented a significant risk of material misstatement due to the magnitude of the balances and the high degree of estimation uncertainty in determining the fair value of intangible assets. In addition, significant auditor judgment and involvement of those with specialized skills and knowledge were required in performing and evaluating the results of our procedures due to the sensitivity of the fair value of the intangible assets to minor changes in certain significant estimates.

How the matter was addressed in the audit

The primary procedures we performed to address this key audit matter included the following:

We evaluated the appropriateness of the forecasted cash flows, annual customer attrition rate, royalty rate and migration rate assumptions by considering past performance, industry data and publicly available market data for comparable entities.

We involved valuations professionals with specialized skills and knowledge, who assisted in assessing the discount rates embedded in the valuation model by comparing the transaction internal rate of return (“IRR”), weighted-average return on assets and the perceived risk inherent in each intangible asset relative to the risk of the overall Entity. We assessed the IRR and compared it to an independently calculated weighted-average cost of capital based on market inputs.

Other Information

Management is responsible for the other information. Other information comprises:

•	Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit and remain alert for indications that the other information appears to be materially misstated.

We obtained the information included in Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions as at the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in the auditor’s report.

We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Entity’s ability to continue as a going concern, disclosing as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Entity or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Entity’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit.

We also:

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Entity’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Entity’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Entity to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

•

Provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Entity to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

•

Determine, from the matters communicated with those charged with governance, those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our auditor’s report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Chartered Professional Accountants, Licensed Public Accountants

The engagement partner on the audit resulting in this auditor’s report is Anuj Madan.

Vaughan, Canada

March 29, 2023

CONSTELLATION SOFTWARE INC.

Consolidated Statements of Financial Position

(In millions of U.S. dollars, except per share amounts. Due to rounding, numbers presented may not foot.)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$811	$763
Accounts receivable (note 21)	876	600
Unbilled revenue (note 22)	230	140
Inventories (note 5)	48	35
Other assets (note 6)	496	296

	2,461	1,835
Non-current assets:
Property and equipment (note 7)	128	93
Right of use assets (note 8)	283	245
Deferred income taxes (note 16)	160	66
Other assets (note 6)	172	99
Intangible assets (note 9)	4,679	3,428

	5,422	3,931

Total assets	$7,882	$5,766

Liabilities and Shareholders’ Equity
Current liabilities:
Debt with recourse to Constellation Software Inc. (note 10)	$505	$143
Debt without recourse to Constellation Software Inc. (note 11)	316	60
Redeemable preferred securities (note 12)	—	7
Accounts payable and accrued liabilities	1,080	832
Dividends payable (note 17)	21	22
Deferred revenue (note 22)	1,484	1,158
Provisions (note 13)	11	11
Acquisition holdback payables	159	94
Lease obligations (note 14)	96	79
Income taxes payable (note 15)	97	56

	3,768	2,461
Non-current liabilities:
Debt with recourse to Constellation Software Inc. (note 10)	567	561
Debt without recourse to Constellation Software Inc. (note 11)	586	354
Deferred income taxes (note 16)	471	436
Acquisition holdback payables	77	68
Lease obligations (note 14)	217	190
Other liabilities (note 6)	262	175

	2,181	1,784

Total liabilities	5,949	4,245

Shareholders’ equity (note 17):
Capital stock	99	99
Other equity	—	(179)
Accumulated other comprehensive income (loss)	(150)	(66)
Retained earnings	1,763	1,206
Non-controlling interests (notes 1, 12 and 28)	221	460

	1,933	1,521
Subsequent events (notes 10, 17 and 29)

Total liabilities and shareholders’ equity	$7,882	$5,766

See accompanying notes to the consolidated financial statements.

CONSTELLATION SOFTWARE INC.

Consolidated Statements of Income (Loss)

(In millions of U.S. dollars, except per share amounts. Due to rounding, numbers presented may not foot.)

	Year ended December 31,
	2022	2021
Revenue
License	$320	$287
Professional services	1,381	1,033
Hardware and other	233	176
Maintenance and other recurring	4,688	3,611

	6,622	5,106
Expenses
Staff	3,539	2,695
Hardware	134	99
Third party license, maintenance and professional services	626	433
Occupancy	49	40
Travel, telecommunications, supplies, software and equipment	307	186
Professional fees	114	79
Other, net	154	62
Depreciation (note 7 and 8)	143	121
Amortization of intangible assets (note 9)	676	518

	5,740	4,233
Foreign exchange loss (gain)	(56)	1
IRGA/TSS Membership liability revaluation charge (note 10)	112	132
Finance and other expense (income) (note 18)	0	(7)
Bargain purchase gain (note 4)	(16)	(2)
Impairment of intangible and other non-financial assets (note 9)	7	12
Redeemable preferred securities expense (income) (note 12)	—	295
Finance costs (note 18)	110	68

	156	499
Income (loss) before income taxes	725	374
Current income tax expense (recovery) (note 15)	403	257
Deferred income tax expense (recovery) (note 15)	(228)	(51)

Income tax expense (recovery)	175	206

Net income (loss)	551	169

Net income (loss) attributable to:
Common shareholders of Constellation Software Inc. (notes 1 and 28)	512	310
Non-controlling interests (notes 1 and 28)	38	(142)

Net income (loss)	551	169

Earnings per common share of Constellation Software Inc.
Basic and diluted (note 19)	$24.18	$14.65

See accompanying notes to the consolidated financial statements.

CONSTELLATION SOFTWARE INC.

Consolidated Statements of Comprehensive Income (Loss)

(In millions of U.S. dollars, except per share amounts. Due to rounding, numbers presented may not foot.)

	Year ended December 31,
	2022	2021
Net income (loss)	$551	$169
Items that are or may be reclassified subsequently to net income (loss):
Foreign currency translation differences from foreign operations and other, net of tax	(90)	(41)

Other comprehensive income (loss) for the year, net of income tax	(90)	(41)

Total comprehensive income (loss) for the year	$460	$128

Total other comprehensive income (loss) attributable to:
Common shareholders of Constellation Software Inc. (notes 1 and 18)	(79)	(16)
Non-controlling interests (notes 1 and 28)	(12)	(25)

Total other comprehensive income (loss)	$(90)	$(41)

Total comprehensive income (loss) attributable to:
Common shareholders of Constellation Software Inc. (notes 1 and 28)	433	294
Non-controlling interests (notes 1 and 28)	27	(167)

Total comprehensive income (loss)	$460	$128

See accompanying notes to the consolidated financial statements.

CONSTELLATION SOFTWARE INC.

Consolidated Statement of Changes in Equity

(In millions of U.S. dollars, except per share amounts. Due to rounding, numbers presented may not foot.)

Year ended December 31, 2022
	Equity Attributable to Common Shareholders of CSI
	Capital stock	Other equity	Accumulated	Retained earnings	Total	Non-controlling	Total equity
			other			interests
			comprehensive
			income (loss)
Balance at January 1, 2022	$99	$(179)	$(66)	$1,206	$1,061	460	$1,521
Total comprehensive income (loss) for the year:
Net income (loss)	—	—	—	512	512	38	551
Other comprehensive income (loss)
Foreign currency translation differences from foreign operations and other, net of tax	—	—	(79)	—	(79)	(12)	(90)

Total other comprehensive income (loss) for the year	—	—	(79)	—	(79)	(12)	(90)

Total comprehensive income (loss) for the year	—	—	(79)	512	433	27	460

Transactions with owners, recorded directly in equity
Conversion of redeemable preferred securities to subordinate voting shares of Topicus.com Inc. and ordinary units of Topicus Coop (note 1 and 12) and other related movements	—	305	(5)	—	301	(301)	—
Non-controlling interests arising from business combinations (note 4)	—	—	—	—	—	41	41
Other movements in non-controlling interests	—	—	—	2	2	(6)	(4)
Dividends to shareholders of the Company (note 17)	—	—	—	(85)	(85)	—	(85)
Reclassification of other equity to retained earnings	—	(127)	—	127	—	—	—

Balance at December 31, 2022	$99	$—	$(150)	$1,763	$1,713	$221	$1,933

See accompanying notes to the consolidated financial statements.

CONSTELLATION SOFTWARE INC.

Consolidated Statement of Changes in Equity

(In millions of U.S. dollars, except per share amounts. Due to rounding, numbers presented may not foot.)

Year ended December 31, 2021
	Equity Attributable to Common Shareholders of CSI
	Capital stock	Other equity	Accumulated	Retained earnings	Total	Non-controlling	Total equity
			other			interests
			comprehensive
			income (loss)
Balance at January 1, 2021	$99	$—	$(31)	$980	$1,048	$—	$1,048
Total comprehensive income (loss) for the year:
Net income (loss)	—	—	—	310	310	(142)	169
Other comprehensive income (loss)
Foreign currency translation differences from foreign operations and other, net of tax	—	—	(16)	—	(16)	(25)	(41)

Total other comprehensive income (loss) for the year	—	—	(16)	—	(16)	(25)	(41)

Total comprehensive income (loss) for the year	—	—	(16)	310	294	(167)	128

Transactions with owners, recorded directly in equity
Special dividend of Topicus Subordinated Voting Shares (note 1 and 28)	—	(141)	(16)	—	(157)	157	—
Issuance of Topicus Coop Ordinary Units to non-controlling interests (note 4)	—	(21)	(2)	—	(23)	23	—
Net acquisition of non-controlling interest associated with acquisitions and other movements	—	(16)	(0)	0	(16)	17	1
Dividends to shareholders of the Company (note 17)	—	—	—	(85)	(85)	—	(85)
Reclassification of Redeemable preferred securities of Topicus Coop from liabilities to non-controlling interest	—	—	—	—	—	434	434
Accrued dividends to preference unit holders of Topicus Coop (note 12)	—	—	—	—	—	(5)	(5)

Balance at December 31, 2021	$99	$(179)	$(66)	$1,206	$1,061	$460	$1,521

See accompanying notes to the consolidated financial statements.

CONSTELLATION SOFTWARE INC.

Consolidated Statements of Cash Flows

(In millions of U.S. dollars, except per share amounts. Due to rounding, numbers presented may not foot.)

	Year ended December 31,
	2022	2021
Cash flows from (used in) operating activities:
Net income (loss)	$551	$169
Adjustments for:
Depreciation	143	121
Amortization of intangible assets	676	518
IRGA/TSS Membership liability revaluation charge	112	132
Finance and other expense (income)	0	(7)
Bargain purchase (gain)	(16)	(2)
Impairment of intangible and other non-financial assets	7	12
Redeemable preferred securities expense (income) (note 12)	—	295
Finance costs	110	68
Income tax expense (recovery)	175	206
Foreign exchange loss (gain)	(56)	1
Change in non-cash operating assets and liabilities exclusive of effects of business combinations (note 26)	(60)	45
Income taxes paid	(343)	(257)

Net cash flows from (used in) operating activities	1,297	1,300
Cash flows from (used in) financing activities:
Interest paid on lease obligations	(11)	(9)
Interest paid on debt	(74)	(40)
Increase (decrease) in CSI facility (note 10)	322	—
Increase (decrease) in Topicus revolving credit debt facility without recourse to CSI	91	30
Proceeds from issuance of debt facilities without recourse to CSI	476	176
Repayments of debt facilities without recourse to CSI	(102)	(6)
Other financing activities	(3)	3
Credit facility transaction costs	(7)	(6)
Payments of lease obligations	(94)	(83)
Distribution to the Joday Group (note 10)	(23)	(22)
Dividends paid to redeemable preferred security holders	(7)	—
Dividends paid to common shareholders of the Company	(85)	(85)

Net cash flows from (used in) in financing activities	483	(41)
Cash flows from (used in) investing activities:
Acquisition of businesses (note 4)	(1,633)	(1,224)
Cash obtained with acquired businesses (note 4)	216	153
Post-acquisition settlement payments, net of receipts	(149)	(145)
Receipt of additional subscription amount from the sellers of Topicus.com B.V.	—	33
Purchases of other investments	(97)	(44)
Proceeds from sales of other investments	6	13
Interest, dividends and other proceeds received	5	5
Property and equipment purchased	(41)	(29)

Net cash flows from (used in) investing activities	(1,694)	(1,238)
Effect of foreign currency on cash	(39)	(16)

Increase (decrease) in cash	48	5
Cash, beginning of period	$763	$758

Cash, end of period	$811	$763

See accompanying notes to the consolidated financial statements.

CONSTELLATION SOFTWARE INC.

Notes	to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

Notes to the consolidated financial statements

1.	Reporting entity

2.	Basis of presentation

3.	Significant accounting policies

4.	Business acquisitions

5.	Inventories

6.	Other assets and liabilities

7.	Property and equipment

8.	Right of use assets

9.	Intangible assets and goodwill

10.	Debt with recourse to CSI

11.	Debt without recourse to CSI

12.	Redeemable preferred securities

13.	Provisions

14.	Lease obligations

15.	Income taxes
16.	Deferred tax assets and liabilities

17.	Capital and other components of equity

18.	Finance and other expense (income) and finance costs

19.	Earnings per share

20.	Capital risk management

21.	Financial risk management and financial instruments

22.	Revenue

23.	Operating segments

24.	Contingencies

25.	Guarantees

26.	Changes in non-cash operating working capital

27.	Related parties

28.	Non-controlling interests

29.	Subsequent events

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

1.	Reporting entity

Constellation Software Inc. is a company domiciled in Canada. The address of Constellation Software Inc.’s registered office is 20 Adelaide Street East, Suite 1200, Toronto, Ontario, Canada. The consolidated financial statements of Constellation Software Inc. for the years ended December 31, 2022 and 2021 comprise Constellation Software Inc. and its subsidiaries (together referred to as “Constellation”, “CSI”, or the “Company”) and the Company’s interest in associates. The Company is engaged principally in the development, installation and customization of software as well as in the provisioning of related professional services and support for customers globally across over 100 diverse markets.

Preferred Share Investment in Topicus.com Inc. (“Topicus”)

At the beginning of 2022, the Company owned 39,412,385 Topicus Preferred Shares. The Topicus Preferred Shares were non-voting and under certain conditions, prior to the Notification of Conversion, were redeemable at the option of CSI for a redemption price of approximately EUR 19.06 per share. The redemption price was either to be settled in cash or through the issuance of a variable number of Topicus Subordinate Voting Shares based on the terms of the Topicus Preferred Shares, or any combination thereof. The Topicus Preferred Shares were also convertible into Topicus Subordinate Voting Shares at a conversion ratio of 1:1. The Topicus Preferred Shares entitled CSI to a fixed annual cumulative dividend of 5% per annum on the initial Topicus Preferred Share value of approximately EUR 19.06 per share.

On February 1, 2022, the Topicus Preferred Shares were converted to Topicus Subordinate Voting Shares. Subsequent to the conversion, CSI continues to consolidate Topicus and now reflects an equity interest of 60.65% (December 31, 2021 – 30.3%) in Topicus and a non-controlling interest of 39.35% (December 31, 2021 – 69.7%).

2.	Basis of presentation

(a) Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), issued and outstanding as of March 29, 2023, the date the Board of Directors approved such financial statements.

(b) Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis except for certain assets and liabilities initially recognized in connection with business combinations, and certain financial instruments and derivative financial instruments, which are measured at fair value.

(c) Functional and presentation currency

The consolidated financial statements are presented in U.S. dollars, which is Constellation Software Inc.’s functional currency.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

(d) Use of estimates and judgements

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Estimates are based on historical experience and other assumptions that are considered reasonable in the circumstances. The actual amount or values may vary in certain instances from the assumptions and estimates made. Changes will be recorded, with corresponding effect in profit or loss, when, and if, better information is obtained.

Information about assumptions and estimation uncertainties that have a risk of resulting in a material adjustment within the next financial year are included in the following notes:

Note 3(k) - Revenue recognition

Note 3(a)(i) - Business combinations

Note 3(m) - Income taxes

Note 3(d) - Intangible assets

Note 24 - Contingencies

Critical judgements that the Company has made in the process of applying accounting policies disclosed herein and that have a significant effect on the amounts recognized in the consolidated financial statements relate to the (i) determination of functional currencies for Constellation’s subsidiaries and, most notably, in respect of businesses acquired during the period; (ii) allocating the purchase price to the fair value of acquired net assets (iii) assessment as to whether professional services in multiple-performance obligation arrangements are distinct of other performance obligations and determination of the estimated hours to complete customer contracts accounted for using the percentage of completion method; (iv) recognition of deferred tax assets; and (v) recognition of provisions and contingent consideration liabilities.

•

Functional currency - the Company applies judgement in situations where primary and secondary indicators are mixed. Primary indicators such as the currency that mainly influence sales prices are given priority before considering secondary indicators.

•

Business Combinations - Estimates and judgments are used when allocating the purchase price to the fair value of acquired net assets (specifically to the acquired technology assets and customer relationship assets) in business combinations. The Company estimates the fair value of technology and customer relationships acquired in a business combination based on the income approach. The income approach is a valuation technique that calculates the fair value of an intangible asset based on the present value of future cash flows that the asset can be expected to generate over its remaining useful life. For significant business combinations, significant estimates and judgments include forecasted cashflows, forecasted annual customer attrition rate, royalty rates, migration rate and the discount rates used to estimate the fair value of the acquired intangible assets. Changes in these estimates and judgments could result in significant changes to the valuation of the intangible assets.

•

Revenue Recognition - The Company uses significant judgment to assess whether professional services sold in a customer contract are considered distinct and should be accounted for as separate performance obligations. Non-distinct professional services are combined with other goods or services to form a single performance obligation. The Company also applies significant judgment to determine the estimated hours to completion which affects the timing of revenue recognized for professional services and non-distinct license and hardware. Estimated hours to completion are continually and routinely revised based on changes in the progress of customer contracts.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

•

Deferred tax assets - the recognition of deferred tax assets is based on forecasts of future taxable profit. The measurement of future taxable profit for the purposes of determining whether or not to recognize deferred tax assets depends on many factors, including the Company’s ability to generate such profits and the implementation of effective tax planning strategies. The occurrence or non-occurrence of such events in the future may lead to significant changes in the measurement of deferred tax assets.

•

Contingent consideration liablities - contingent consideration liabilities are initially recorded on the date of a business combination and are payable on the achievement of certain financial targets in the post- acquisition periods. The obligation for contingent consideration is recorded at its estimated fair value at the various acquisition dates and is recorded at fair value at the end of each reporting period. The estimated fair value of the applicable contingent consideration is calculated using the estimated financial outcome and resulting expected contingent consideration to be paid and inclusion of a discount rate as appropriate.

The Company is closely monitoring the impact of COVID-19 on all aspects of its business. COVID-19 was declared a global pandemic by the World Health Organization on March 11, 2020. The COVID-19 pandemic has had disruptive effects in countries in which the Company operates and has adversely impacted many of its business units’ operations to date, including through the cancellation by certain customers of their ongoing software maintenance contracts and the suspension or cancellation of new software purchases. The pandemic may also have an adverse impact on many of the Company’s customers, including their ability to satisfy ongoing payment obligations to the Company, which could increase the Company’s bad debt exposure. The future impacts of the pandemic and any resulting economic impact are largely unknown and rapidly evolving. It is possible that the COVID-19 pandemic, the measures taken by the governments of countries affected and the resulting economic impact may continue to adversely affect the Company’s results of operations, cash flows and financial position as well as its customers in future periods, and this impact could be material. During the year ended December 31, 2022, the Company recorded income of $2 (December 31, 2021—$17) relating to government grants from various government authorities relating to the pandemic within “Other, net” expenses in the consolidated statements of income (loss).

3.	Significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements unless otherwise indicated.

The significant accounting policies have been applied consistently by the Company’s subsidiaries.

(a) Basis of consolidation

(i) Business combinations

Acquisitions have been accounted for using the acquisition method required by IFRS 3 Business Combinations. Goodwill arising on acquisitions is measured as the fair value of the consideration transferred including the recognized amount of any non-controlling interest in the acquiree, if any, less the net recognized amount of the estimated fair value of identifiable assets acquired and liabilities assumed (subject to certain exemptions to fair value measurement principles such as deferred tax assets or liabilities), all measured as of the acquisition date. When the consideration transferred is less than the estimated fair value of assets acquired and liabilities assumed, a bargain purchase gain is recognized immediately in the consolidated statements of income (loss). Transaction costs that the Company incurs in connection with a business combination are expensed as incurred.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

The Company uses its best estimates and assumptions to reasonably value assets and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, and these estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with a corresponding offset to goodwill. Upon conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to profit or loss. For a given acquisition, the Company may identify certain pre-acquisition contingencies as of the acquisition date and may extend its review and evaluation of these pre-acquisition contingencies throughout the measurement period in order to obtain sufficient information to assess these contingencies as part of acquisition accounting, as applicable.

(ii) Consolidation methods

Entities over which the Company has control are consolidated from the date that control commences until the date that control ceases. Entities over which the Company has significant influence (investments in “associates”) are accounted for under the equity method. Significant influence is assumed when the Company’s interests are 20% or more, unless qualitative factors overcome this assumption.

Associates are those entities in which the Company has significant influence, but not control, over the financial and operating policies. Investments in associates are recognized initially at cost, inclusive of transaction costs. The Company’s investment includes goodwill identified on acquisition, net of any accumulated impairment losses. The consolidated financial statements include the Company’s share of the income and expenses and equity changes of equity accounted investees, from the date that significant influence commences until the date that significant influence ceases.

(iii) Transactions eliminated on consolidation

Intra-company balances and transactions, and any unrealized income and expenses arising from intra-company transactions, are eliminated in preparing the consolidated financial statements.

(b) Foreign currency translation

(i) Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of subsidiaries of the Company at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are re-measured to the functional currency at the exchange rate at that date. Foreign currency differences arising on re-measurement are recognized through profit or loss, except for differences arising on the retranslation of available-for-sale equity instruments, which are recognized in other comprehensive income (loss). Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Foreign currency gains and losses are reported in profit and loss on a net basis. The effect of currency translation adjustments on cash and cash equivalents is presented separately in the statements of cash flows and separated from operating, investing and financing activities when deemed significant.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

(ii) Foreign operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated to U.S. dollars at exchange rates at the reporting date. The income and expenses of foreign operations are translated to U.S. dollars using average exchange rates for the month during which the transactions occurred. Foreign currency differences are recognized in other comprehensive income (loss) in the cumulative translation account; however, if the operation is a non-wholly owned subsidiary, then the relevant proportionate share of the translation difference is allocated to the non-controlling interest when applicable.

Foreign exchange gains or losses arising from a monetary item receivable from or payable to a foreign operation, the settlement of which is neither planned nor likely to occur in the foreseeable future and which its substance is considered to form part of the net investment in the foreign operation, are recognized in other comprehensive income (loss) in the cumulative amount of foreign currency translation differences. If, and when, settlement plans change or deemed likely to occur, then the accounting process in (b)(i) above is applied. When a foreign operation payable or receivable classified as a net investment is partially or fully disposed, the proportionate share of the cumulative amount in the translation reserve related to that foreign operation is transferred to profit or loss as part of the profit or loss on disposal. The Company has elected not to treat repayments of monetary items receivable or payable to a foreign operation as a disposition.

(c) Financial Instruments

The Company’s financial instruments primarily comprise cash, accounts receivable, Debt with recourse to CSI, Debt without recourse to CSI, Redeemable Preferred Securities, accounts payable and accrued liabilities, dividends payable, and holdback assets or liabilities on acquisitions.

Financial assets are recognized in the consolidated statement of financial position if we have a contractual right to receive cash or other financial assets from another entity. Financial assets, including accounts receivable, are derecognized when the rights to receive cash flows from the investments have expired or were transferred to another party and the Company has transferred substantially all risks and rewards of ownership. Equity securities held for trading are recorded at fair value.

Financial liabilities include the Debt with recourse to CSI, Debt without recourse to CSI, Redeemable Preferred Securities, accounts payable and accrued liabilities, dividends payable, and holdbacks on acquisitions. Financial liabilities are generally recognized initially at fair value, typically being transaction price, plus any directly attributable transaction costs and subsequently measured at amortized cost using the effective interest method. The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled, or expired.

Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares are recognized as a deduction from equity, net of tax.

The Company’s derivatives are carried at fair value and are reported as assets when they have a positive fair value and as liabilities when they have a negative fair value.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

Changes in the fair values of derivative financial instruments are reported in the consolidated statements of income (loss), except for cash flow hedges that meet the conditions for hedge accounting. The portion of the gain or loss on the hedging instruments that are determined to be an effective hedge are recognized directly in other comprehensive income (loss), and the ineffective portion in the consolidated statements of income (loss). The gains or losses deferred in other comprehensive income (loss) in this way are subsequently recognized in the consolidated statements of income (loss) in the same period in which the hedged underlying transaction or firm commitment is recognized in the statement of income (loss). In order to qualify for hedge accounting, the Company is required to document in advance the relationship between the item being hedged and the hedging instrument. The Company is also required to document and demonstrate an assessment of the relationship between the hedged item and the hedging instrument, which shows that the hedge will be highly effective on an ongoing basis. This effectiveness testing is re-performed at the end of each reporting period to ensure that the hedge remains highly effective.

(d) Intangible assets

(i) Goodwill

Goodwill that arises upon the acquisition of subsidiaries is included in intangible assets. After initial recognition, goodwill is measured at cost less any accumulated impairment losses, with the carrying value being reviewed for impairment at least annually and whenever events or changes in circumstances indicate that the carrying value may be impaired. In respect of equity accounted investees, the carrying amount of goodwill is included in the carrying amount of the investment.

The impairment test methodology is based on a comparison between the higher of fair value less costs to sell and value-in-use of each of the Company’s cash generating units (“CGU”) and the net asset carrying values (including goodwill). Within the Company’s reporting structure, business units generally reflect the CGU and are one level below the six operating segments (Volaris, Harris, Topicus, Jonas, Perseus, and Vela Operating Groups). In determining the recoverable amount, the Company applies an estimated market valuation multiple to the business unit’s most recent annual recurring revenues, which are generally derived from post-contract customer support revenues, transactional revenues, and hosted products revenues. Valuation multiples applied by the Company for this purpose reflect current market conditions specific to the business unit and are assessed for reasonability by comparison to the Company’s current and past acquisition experience involving ranges of revenue-based multiples required to acquire representative software companies and the Company’s overall revenue based-trading multiple. In addition, in certain instances, the recoverable amount is determined using a value-in-use approach which follows the same valuation process that is undertaken for the Company’s business acquisitions. An impairment is recognized if the carrying amount of a CGU exceeds its estimated recoverable amount. The recoverable amount of goodwill is estimated annually on December 31 of each year or whenever events or changes in circumstances indicate that the carrying value may be impaired.

(ii) Acquired intangible assets

The Company uses the income approach to value acquired technology and customer relationship intangible assets. The income approach is a valuation technique that calculates the estimated fair value of an intangible asset based on the estimated future cash flows that the asset can be expected to generate over its remaining useful life.

The Company utilizes the discounted cash flow (“DCF”) methodology which is a form of the income approach that begins with a forecast of the annual cash flows that a market participant would expect the subject intangible asset to generate over a discrete projection period. The forecasted cash flows for each of the years in the discrete projection period are then converted to their present value equivalent using a rate of return appropriate for the risk of achieving the intangible assets’ projected cash flows, again, from a market participant perspective. The present value of the forecasted cash flows are then added to the present value of the residual value of the intangible asset (if any) at the end of the discrete projection period to arrive at a conclusion with respect to the estimated fair value of the subject intangible assets.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

Specifically, the Company relies on the relief-from-royalty method to value the acquired technology and the multiple-period excess earnings (“MEEM”) method to value customer relationship assets.

The underlying premise of the relief-from-royalty method is that the fair value of the technology is equal to the cost savings (or the “royalty avoided”) resulting from the ownership of the asset by the avoidance of paying royalties to license the use of the technology from another owner. Accordingly the income forecast reflects an estimate of a fair royalty that a licensee would pay, on a percentage of revenue basis, to obtain a license to utilize the technology.

The MEEM method isolates the cash flows attributable to the subject asset by utilizing a forecast of expected cash flows less the returns attributable to other enabling assets, both tangible and intangible.

Other intangible assets that are acquired by the Company and have finite useful lives are measured at cost, being reflective of fair value, less accumulated amortization and impairment losses. Subsequent expenditures are capitalized only when it increases the future economic benefits that form part of the specific asset to which it relates and other criteria have been met. Otherwise all other expenditures are recognized in profit or loss as incurred.

Amortization is recognized in profit or loss on a straight-line basis over the estimated useful lives of intangible assets, other than goodwill, from the date that they are acquired and available for use, since this most closely reflects the expected usage and pattern of consumption of the future economic benefits embodied in the asset. To determine the useful life of the technology assets, the Company considers the length of time over which it expects to earn or recover the majority of the present value of the forecasted cash flows of the related intangible assets. The estimated useful lives for the current and comparative periods are as follows:

Technology assets	2 to 12 years
Customer assets	5 to 20 years
Trademarks	20 years
Backlog	Up to 1 year
Non-compete agreements	Term of agreement

Amortization methods, useful lives and the residual values are reviewed at least annually (or when there has been an indication of impairment) and are adjusted as appropriate.

(iii) Research and development

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in profit or loss as an expense as incurred.

Expenditure on development activities, whereby research findings are applied to a plan or design for the production of new or substantially improved products and processes, is capitalized only if the product or process is technically and commercially feasible, if development costs can be measured reliably, if future economic benefits are probable, if the Company intends to use or sell the asset and the Company intends and has sufficient resources to complete development. To date, no material development expenditures have been capitalized.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

For the year ended December 31, 2022, $970 (2021 – $737) of research and development costs have been expensed in profit or loss. These costs are net of estimated investment tax credits, recognized as part of other, net expenses through profit or loss of $40 for the year ended December 31, 2022 (2021 – $33).

(e) Property and equipment

(i) Recognition and measurement

Property and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes initial and subsequent expenditures that are directly attributable to the acquisition of the related asset. When component parts of an item of property and equipment have different useful lives, they are accounted for as separate items (major components) of property and equipment, where applicable.

(ii) Depreciation

Depreciation is recognized in profit or loss on a straight-line basis over the estimated useful lives of each part of an item of property and equipment.

The estimated useful lives for the current and comparative periods are as follows:

Asset	Rate
Computer hardware	3-5 years
Computer software	1 year
Furniture and equipment	5 years
Leasehold improvements	Shorter of the estimated useful life and the term of the lease
Building	50 years

Depreciation methods, useful lives and residual values are reviewed at each financial year end or more frequently as deemed relevant, and adjusted where appropriate.

(f) Inventories

Inventories are measured at the lower of cost and net realizable value. The cost of inventories is based on the first-in first-out principle, and includes expenditures incurred in acquiring the inventories, production and other costs incurred in bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of production overheads based on normal operating capacity. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

(g) Unbilled revenue

Unbilled revenue represents the gross unbilled amount expected to be collected from customers for contract work performed to date. It is measured at cost plus profit recognized to date less progress billings and recognized losses, if any.

Unbilled revenue is presented in the statement of financial position for all contracts in which costs incurred plus recognized profits exceed progress billings. If progress billings exceed costs incurred plus recognized profits, then the excess is presented as deferred revenue in the statement of financial position.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

(h) Other non-current liabilities

Other non-current liabilities consists principally of certain acquired contract liabilities, deferred revenue, provisions and contingent consideration recognized in connection with business acquisitions to be settled in cash, which are discounted for measurement purposes.

(i) Impairment

(i) Financial assets (including receivables)

A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

Objective evidence that financial assets are impaired can include default or delinquency by a debtor, restructuring of an amount due to the Company on terms that the Company would not consider otherwise, or indications that a debtor or issuer will enter bankruptcy.

The Company considers evidence of impairment for receivables at both a specific and collective level. All individually significant receivables are assessed for specific impairment. All individually significant receivables found not to be specifically impaired, together with receivables that are not individually significant are collectively assessed for impairment by grouping together receivables with similar risk characteristics.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognized in profit or loss and reflected in an allowance account against receivables. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

(ii) Non-financial assets

The carrying amounts of the Company’s non-financial assets, other than inventories (which is addressed in note 3(f)) and deferred tax assets (which is addressed in note 3(m)), are reviewed at each reporting date (or more frequently if required) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill, the recoverable amount is estimated annually on December 31 of each fiscal year or whenever required.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. In assessing the value in use, the Company uses discounted cash flows which are determined using a pre-tax discount rate specific to the asset or CGU. The discount rate used reflects current market conditions including risks specific to the assets. Estimates within the cash flows include recurring revenue growth rates and operating expenses. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets, which for the Company’s purposes is typically representative of the business unit level within the corporate and management structure. For the purposes of goodwill impairment testing, goodwill acquired in a business combination is allocated to the CGU, or the group of CGUs, that is expected to benefit from the synergies of the combination.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amounts of the other assets (such as intangible assets and property and equipment) in the CGU (group of units) on a pro rata basis.

Goodwill that forms part of the carrying amount of an investment in an associate is not recognized separately and, therefore, is not tested for impairment separately. Instead, the entire amount of the investment in an associate is tested for impairment as a single asset when there is objective evidence that the investment in an associate may be impaired.

An impairment loss in respect of goodwill is not reversed. In respect of other non-financial assets, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been previously recognized.

(j) Provisions

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are measured at the estimated future cash flows required to settle the present obligation, based on the most reliable evidence available at the reporting date. The estimated cash flows are discounted at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The amortization of the discount is recognized as part of finance costs.

(k) Revenue recognition

Revenue represents the amount the Company expects to receive for products and services in its contracts with customers, net of discounts and sales taxes. The Company reports revenue under four revenue categories being, License, Hardware and other, Professional services, and Maintenance and other recurring revenue. Software license revenue is comprised of non-recurring license fees charged for the use of software products licensed under multiple-year or perpetual arrangements. Professional service revenue consists of fees charged for implementation services, custom programming, product training, certain managed services, and consulting. Hardware and other revenue includes the resale of third party hardware as part of customized solutions, as well as sales of hardware assembled internally and the reimbursement of travel costs. Maintenance and other recurring revenue primarily consists of fees charged for customer support on software products post-delivery and also includes recurring fees derived from combined software/support contracts, transaction revenues, managed services associated with CSI software that has been sold to the customer, and hosted software-as-a-service products.

Contracts with multiple products or services

Typically, the Company enters into contracts that contain multiple products and services such as software licenses, hosted software-as-a-service, maintenance, professional services, and hardware. The Company evaluates these arrangements to determine the appropriate unit of accounting (performance obligation) for revenue recognition purposes based on whether the product or service is distinct from some or all of the other products or services in the arrangement. A product or service is distinct if the customer can benefit from it on its own or together with other readily available resources and Constellation’s promise to transfer the good or service is separately identifiable from other promises in the contractual arrangement with the customer. Non-distinct products and services are combined with other goods or services until they are distinct as a bundle and therefore form a single performance obligation.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

Where a contract consists of more than one performance obligation, revenue is allocated to each based on their estimated standalone selling price.

Nature of products and services

The Company sells on-premise software licenses on both a perpetual and specified-term basis. Revenue from the license of distinct software is recognized at the time that both the right-to-use the software has commenced and the software has been made available to the customer. Certain of the Company’s contracts with customers contain provisions that require the customer to renew optional support and maintenance in order to maintain the active right to use a perpetual or term license. The renewal payments after the initial bundled support and maintenance term in these cases apply to both the continued right-to-use the license and the support and maintenance renewal. Where the fees payable for the initial term are incremental to the fees for the renewal terms, the excess is treated as a prepayment for expected renewals and allocated (amortized) evenly over the expected customer renewals, up to the estimated life of the software that is typically 4-6 years.

Revenue from the license of software that involves complex implementation or customization that is not distinct, and/or includes sales of hardware that is not distinct, is recognized as a combined performance obligation using the percentage-of-completion method based primarily on labour hours. The percentage-of-completion method based on labour hours requires the Company to make significant judgments to determine the estimated hours to completion which affects the timing of revenue recognized.

A portion of the Company’s sales, categorized as hardware and other revenue, are accounted for as product revenue. Product revenue is recognized when control of the product has transferred under the terms of an enforceable contract.

Revenue related to the customer reimbursement of travel related expenses incurred during a project implementation where the Company is the principal in the arrangement is included in the hardware and other revenue category. Revenue is recognized as costs are incurred which is consistent with the period in which the costs are invoiced. Reimbursable travel expenses incurred for which an invoice has not been issued, are recorded as part of unbilled revenue on the statement of financial position.

Maintenance and other recurring revenue primarily consists of fees charged for customer support on software products post-delivery and also includes, to a lesser extent, recurring fees derived from software licenses that are not distinct from maintenance, transaction revenues, managed services associated with CSI software, and hosted products.

Revenue from software-as-a-service (SaaS) arrangements, which allows customers to use hosted software over a term without taking possession of the software, are provided on a subscription basis. Revenue from the SaaS subscription, which includes the hosted software and maintenance is recognized rateably over the term of the subscription. Significant incremental payments for SaaS in an initial term are recognized rateably over the expected renewal periods, up to the estimated life of the software.

Professional services revenue including installation, implementation, training and customization of software is recognized by the stage of completion of the performance obligation determined using the percentage of completion method noted above or as such services are performed as appropriate in the circumstances. Professional services revenue also includes managed services not associated with CSI software. The revenue and profit of fixed price contracts is recognized on a percentage of completion basis when the outcome of a contract can be estimated reliably. When the outcome of the contract cannot be estimated reliably but the Company expects to recover its costs, the amount of expected costs is treated as variable consideration and the transaction price is updated as more information becomes known.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

The timing of revenue recognition often differs from contract payment schedules, resulting in revenue that has been earned but not billed. These amounts are included in unbilled revenue. Amounts billed in accordance with customer contracts, but not yet earned, are recorded and presented as part of deferred revenue.

Costs to Obtain a Contract

The Company allocates incremental costs to obtain a contract (which principally consists of commissions) to the various performance obligations to which they relate using the expected-based allocation (relative expected margins) for bundled costs. For those performance obligations that are expected to be renewed at the end of the initial period without a further commission (such as post-contract customer support), the Company has considered expected renewals over the life of the intellectual property when determining the expected margins from the arrangement. For performance obligations not delivered upfront, the allocated commissions are deferred and amortized over the pattern of transfer of the related performance obligation. For commissions allocated to term-based license arrangements and post-contract customer support, the amortization period is expected to be approximately 4-6 years. Capitalized costs to obtain a contract are included in other non-current assets on the consolidated balance sheet.

(l) Finance income and finance costs

Finance income comprises interest income, gains on the disposal of available-for-sale financial assets, and changes in the fair value of financial assets carried at fair value through profit or loss. Interest income is recognized as it accrues through profit or loss, using the effective interest method.

Finance costs comprise interest expense on borrowings, interest expense associated with lease obligations, amortization of the discount on provisions, and impairment losses recognized on financial assets other than trade receivables. Transaction costs attributable to the Company’s bank indebtedness are recognized in finance costs using the effective interest method.

(m) Income taxes

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income (loss).

Current tax is the expected taxes payable or receivable on the taxable income or loss for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to taxes payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for temporary differences relating to investments in subsidiaries to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

Deferred tax is measured at tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but we intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits, difference in tax bases in the purchaser’s tax jurisdiction and its cost as reported in the consolidated financial statements as a result of an intra-group transfer of assets and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(n) Investment tax credits

The Company is entitled to both non-refundable and refundable investment tax credits for qualifying research and development activities. Investment tax credits are included within “Other, net” for items of a period expense nature or as a reduction of property and equipment for items of a capital nature when the amount is reliably estimable and the Company has reasonable assurance regarding compliance with the relevant objective conditions and that the credit will be realized.

(o) Segment reporting

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Company’s other components. The operating results of all operating segments are reviewed regularly by the Company’s President to make decisions about resources to be allocated to the segment and assessing their performance.

The Company consists of six operating segments being, Volaris, Harris, Topicus, Vela, Jonas and Perseus. Each of the Company’s operating segments operate essentially as mini Constellations, conglomerates of small vertical market software companies with similar economic characteristics. Each operating segment CEO is focused on investing capital that generates returns at or above the investment hurdle rates set by CSI’s head office (primarily the President) and the Board of Directors, irrespective of whether the acquired business operates primarily in the public or private sector. The Company aggregates the six operating segments into one reportable segment, consistent with the objective and basic principles of IFRS 8.

(p) Earnings per share

The Company presents basic and diluted earnings per share data for its ordinary shares, being common shares. Basic earnings per share is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period, adjusted for treasury shares held. Diluted earnings per share is determined by dividing the profit or loss attributable to shareholders of ordinary shares by the weighted average number of shares outstanding, adjusted for the effects of all dilutive potential ordinary shares.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

(q) Short-term employee benefits

Short-term employee benefit obligations, including wages, benefits, incentive compensation, and compensated absences are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognized for the amount expected to be paid and settled under the Company’s employee incentive compensation plan if the Company has legal or constructive obligation to pay this amount at the time bonuses are paid as a result of past service provided by the employee, and the obligation can be estimated reliably.

(r) Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease based on whether the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured based on the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The assets are depreciated to the earlier of the end of the useful life of the right-of-use asset or the lease term using the straight-line method as this most closely reflects the expected pattern of consumption of the future economic benefits. The lease term includes periods covered by an option to extend if the Company is reasonably certain to exercise that option. In addition, the right-of-use asset can be periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero. The Company has elected to apply the practical expedient not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low value assets. The lease payments associated with these leases is recognized as an expense on a straight-line basis over the lease term.

4.	Business acquisitions

(a) On May 2, 2022, the Company completed an agreement with Allscripts Healthcare Solutions (“Allscripts) to acquire 100% of the net assets (including the shares of certain subsidiaries) of Allscripts’ Hospitals and Large Physician Practices business segment (“Altera”). The Company paid cash of $731 less a cash holdback receivable of $4 for aggregate consideration of $727. Contingent consideration of up to $30 could be payable based on performance of the business during the two years following transaction closing.

Altera is a software provider based in the United States and primarily operates in the healthcare market and is a software business similar to existing businesses operated by the Company. The acquisition has been accounted for using the acquisition method with the results of operations included in these consolidated financial statements from the date of the acquisition.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

The goodwill recognized in connection with this acquisition is primarily attributable to the application of the Company’s best practices to improve the operations of Altera, synergies with existing businesses of the Company, and other intangible assets that do not qualify for separate recognition including assembled workforce. The goodwill is not expected to be deductible for income tax purposes.

The gross contractual amount of acquired receivables was $170; however, the Company has recorded an allowance of $65 as part of the acquisition accounting to reflect contractual cash flows that are not expected to be collected.

Due to the complexity of the acquisition, the Company is in the process of determining and finalizing the estimated fair value of the net assets acquired as part of the Altera acquisition. The amounts determined on a provisional basis generally relate to net asset assessments and measurement of the assumed liabilities. The provisional purchase price allocations may differ from the final purchase price allocations, and these differences may be material. Revisions to the allocations will occur as additional information about the fair value of assets and liabilities becomes available.

The impact of acquisition accounting applied on a provisional basis in connection with the acquisition of Altera is as follows:

Assets acquired:
Cash	$61
Accounts receivable	105
Other current assets	103
Property and equipment	25
Right of use assets	27
Other non-current assets	30
Deferred income taxes	25
Technology assets	224
Customer assets	395

994
Liabilities assumed:
Current liabilities	102
Deferred revenue	169
Deferred income taxes	12
Long-term lease obligations	26
Other non-current liabilities	47

355
Goodwill	88

Total consideration	$727

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

The acquisition of Altera contributed revenue of $556 for the year ended December 31, 2022 and net income of $0 for the year ended December 31, 2022. If this acquisition had occurred on January 1, 2022, the Company estimates that pro-forma consolidated revenue and pro-forma consolidated net income (loss) would have been $6,912 and $552 compared to the actual amounts reported in the consolidated statement of income (loss) for the actual period for the year ended December 31, 2022.

(b) During the year ended December 31, 2022, the Company completed a number of additional acquisitions for aggregate cash consideration of $902 plus cash holdbacks of $194 and contingent consideration with an estimated acquisition date fair value of $53. The total consideration resulting from the additional acquisitions in the year ended December 31, 2022 was $1,148. The contingent consideration is payable on the achievement of certain financial targets in the post-acquisition periods. The obligation for contingent consideration for acquisitions during the year ended December 31, 2022 has been recorded at its estimated fair value at the various acquisition dates. The estimated fair value of the applicable contingent consideration is calculated using the estimated financial outcome and resulting expected contingent consideration to be paid and inclusion of a discount rate as appropriate. For these arrangements, which include both maximum, or capped, and unlimited contingent consideration amounts, the estimated increase to the initial consideration is not expected to exceed $156. As of December 31, 2022, aggregate contingent consideration of $157 (December 31, 2021 - $104) has been reported in the consolidated statement of financial position at its estimated fair value relating to applicable acquisitions completed in the current and prior periods. Changes made to the estimated fair value of contingent consideration are included in other, net in the consolidated statements of income (loss). An expense of $42 has been recorded for the year ended December 31, 2022, as a result of such changes (expense of $14 for the year ended December 31, 2021).

Other than Altera, no other acquisitions were deemed to be individually significant. The majority of the businesses acquired during the period were acquisitions of shares and the remainder were asset acquisitions. The cash holdbacks are generally payable over a two-year period and are adjusted, as necessary, for such items as working capital or net tangible asset assessments, as defined in the agreements, and claims under the respective representations and warranties of the purchase and sale agreements.

On January 3, 2022, the Company acquired a controlling interest of 63.51% in Adapt IT Holdings Limited (“Adapt IT”), a Company based in South Africa. The remaining 36.49% represents non-controlling interest. The total current assets of Adapt IT on the acquisition date and recorded on the opening balance sheet were $30, the total long-lived assets were $114, the total current liabilities were $23 and the total long-term liabilities were $59. Total revenue recorded during the year ended December 31, 2022 was $103 and net income for year ended December 31, 2022 was $3.

On May 16, 2022, Topicus acquired a controlling interest of 72.68% in Sygnity S.A. (“Sygnity”), a Company based in Poland. The remaining 27.32% represents non-controlling interest. The total current assets of Sygnity on the acquisition date and recorded on the opening balance sheet were $19, the total long-lived assets were $78, the total current liabilities were $18 and the total long-term liabilities were $18. The total revenue recorded during the year ended December 31, 2022 was $32 and the net loss for the year ended December 31, 2022 was $0.

The additional acquisitions during the year ended December 31, 2022 include software companies catering to the following markets: accounting, automotive, communications, financial services, education, data management, fitness, fleet and facility management, healthcare, homebuilders, horticulture, legal, logistics, mining, oil and gas, moving and storage, notaries, pulp and paper manufacturers, real estate brokers and agents, retail management and distribution, speech recognition, third party logistics warehouse management systems, transit, agribusiness, airport, auctions, compliance, construction, data management, human capital, information services, public libraries, local government, manufacturing, not for profit organizations, public housing, public safety, publishing, software development, property management, hospitality, document management, performance management, trucking, schools, small and medium sized businesses, engineering, travel, automated explosive tracking, risk management, textiles and apparel, asset management, public safety, project management, arts and culture, club, convenience store distribution, ESG, public sector, security, veterinary, and utilities all of which are software businesses similar to existing businesses operated by the Company. The acquisitions have been accounted for using the acquisition method with the results of operations included in these consolidated financial statements from the date of each acquisition.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

The goodwill recognized in connection with these additional acquisitions is primarily attributable to the application of Constellation’s best practices to improve the operations of the companies acquired, synergies with existing businesses of Constellation, and other intangible assets that do not qualify for separate recognition including assembled workforce. Goodwill in the amount of $22 is expected to be deductible for income tax purposes.

The gross contractual amounts of acquired receivables from the additional acquisitions was $134; however, the Company has recorded an allowance of $10 as part of the acquisition accounting to reflect contractual cash flows that are not expected to be collected.

Due to the complexity and timing of certain acquisitions made, the Company is in the process of determining and finalizing the estimated fair value of the net assets acquired as part of the acquisitions closed during 2022. The amounts determined on a provisional basis generally relate to net asset assessments and measurement of the assumed liabilities, including acquired contract liabilities. The provisional purchase price allocations may differ from the final purchase price allocations, and these differences may be material. Revisions to the allocations will occur as additional information about the fair value of assets and liabilities becomes available. The cash consideration associated with these provisional estimates totals $902.

The aggregate impact of acquisition accounting applied in connection with the aggregate of business acquisitions that are not individually significant in the year ended December 31, 2022 is as follows:

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

Assets acquired:
Cash	$155
Accounts receivable	124
Other current assets	77
Property and equipment	26
Right of use assets	62
Other non-current assets	7
Deferred income taxes	30
Trademarks	0
Technology assets	599
Customer assets	625

1,705
Liabilities assumed:
Current liabilities	176
Deferred revenue	155
Deferred income taxes	221
Long-term debt	23
Long-term lease obligations	47
Other non-current liabilities	26

647
Non-controlling interest	41
Goodwill	147
Bargain purchase gain	(16)

Total consideration	$1,148

The 2022 additional business acquisitions did not have a material impact to either the consolidated revenue or the consolidated net income (loss) for the year ended December 31, 2022. The materiality threshold is reviewed on a regular basis taking into account the quantitative (contribution to revenue and net income (loss)) and qualitative (size and comparability with other Constellation businesses) factors of current period acquisitions on both an individual and aggregate basis.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

5.	Inventories

	December 31, 2022	December 31, 2021
Raw materials	$13	$14
Work in progress	5	2
Finished goods	30	19

Total	$48	$35

No inventories were carried at fair value less cost to sell, and the carrying amount of inventories subject to retention of title clauses was $nil as at December 31, 2022 and 2021.

Raw materials (which consists primarily of hardware components) and changes in finished goods and work in progress recognized as hardware expenses in the consolidated statements of income (loss) amounted to $122 (2021: $90). The write-downs of inventories to net realizable value amounted to $5 (2021: $2). The reversals of write-downs amounted to $2 (2021: $3). Write-downs and reversals of write-downs are based on the Company’s projected sales. The write-downs and reversals are included in hardware expenses.

6.	Other assets and liabilities

(a) Other assets

	December 31, 2022	December 31, 2021
Prepaid expenses and other current assets	$222	$155
Investment tax credits recoverable	39	27
Sales tax receivable	26	25
Equity securities held for trading	115	39
Other receivables	93	50

Total other current assets	496	$296

Investment tax credits recoverable	$18	$11
Costs to obtain a contract	55	46
Non-current trade and other receivables and other assets	96	39
Equity accounted investees	3	2

Total other non-current assets	$172	$99

(b) Other liabilities

	December 31, 2022	December 31, 2021
Contingent consideration	$109	$72
Deferred revenue	100	52
Other non-current liabilities	53	51

Total other non-current liabilities	$262	$175

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

7.	Property and equipment

		Computer	Furniture and	Leasehold	Building and
	Computer hardware	software	equipment	improvements	land	Total
Cost
Balance at January 1, 2021	$96	$36	$46	$43	$8	$229
Additions	20	3	4	2	0	29
Acquisitions through business combinations	11	2	7	5	3	27
Disposals / retirements	(5)	(1)	(3)	(5)	(3)	(18)
Effect of movements in foreign exchange and other	(3)	1	(4)	2	(0)	(4)

Balance at December 31, 2021	$119	$40	$49	$47	$7	$263

Balance at January 1, 2022	$119	$40	$49	$47	$7	$263
Additions	28	3	6	4	0	41
Acquisitions through business combinations	29	5	8	9	—	51
Disposals / retirements	(9)	(2)	(5)	(1)	(0)	(17)
Effect of movements in foreign exchange and other	(6)	(1)	(2)	(3)	(0)	(14)

Balance at December 31, 2022	$162	$45	$55	$56	$7	$325

Depreciation and impairment losses
Balance at January 1, 2021	$63	$33	$27	$20	$1	$143
Depreciation charge for the year	21	3	7	7	0	38
Disposals / retirements	(4)	(1)	(2)	(2)	(1)	(11)
Effect of movements in foreign exchange and other	(2)	1	(0)	(1)	1	(0)

Balance at December 31, 2021	$77	$36	$31	$24	$1	$170

Balance at January 1, 2022	$77	$36	$31	$24	$1	$170
Depreciation charge for the year	27	6	8	8	1	50
Disposals / retirements	(8)	(2)	(4)	(1)	(1)	(16)
Effect of movements in foreign exchange and other	(4)	(1)	(1)	(2)	0	(8)

Balance at December 31, 2022	$93	$38	$34	$29	$2	$197

Carrying amounts:
At January 1, 2021	$33	$4	$19	$23	$7	$86
At December 31, 2021	$42	$4	$18	$23	$6	$93
At January 1, 2022	$42	$4	$18	$23	$6	$93
At December 31, 2022	$69	$6	$21	$27	$5	$128

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

8.	Right of use assets

The following table presents the right-of-use assets for the Company:

	Computer		Furniture and
	hardware	Vehicles	equipment	Building	Other	Total
Cost
Balance at January 1, 2021	$19	$27	$4	$315	$4	$369
Additions	9	8	1	34	0	52
Acquisitions through business combinations	1	3	0	49	1	54
Disposals / retirements	(3)	(5)	(1)	(31)	(0)	(40)
Effect of movements in foreign exchange and other	(1)	(2)	(0)	(12)	(0)	(16)

Balance at December 31, 2021	$25	$31	$5	$355	$4	$419

Balance at January 1, 2022	$25	$31	$5	$355	$4	$419
Additions	6	6	0	56	0	69
Acquisitions through business combinations	0	2	0	86	1	90
Disposals / retirements	(5)	(5)	(0)	(32)	(1)	(44)
Effect of movements in foreign exchange and other	(1)	(2)	(0)	(19)	(0)	(22)

Balance at December 31, 2022	$26	$33	$5	$445	$4	$512

Depreciation and impairment losses
Balance at January 1, 2021	$9	$11	$2	$94	$1	$117
Depreciation charge for the year	6	9	1	66	1	83
Disposals / retirements	(3)	(3)	(0)	(14)	(0)	(20)
Effect of movements in foreign exchange and other	(0)	(1)	(0)	(4)	(0)	(6)

Balance at December 31, 2021	12	15	2	143	2	174

Balance at January 1, 2022	12	15	2	143	2	174
Depreciation charge for the year	5	8	1	78	1	93
Disposals / retirements	(4)	(4)	(0)	(20)	(1)	(29)
Effect of movements in foreign exchange and other	(0)	(1)	(0)	(7)	(0)	(8)

Balance at December 31, 2022	13	18	3	193	2	229

Carrying amounts:
At January 1, 2021	$10	$16	$3	$221	$2	$251
At December 31, 2021	$13	$16	$2	$212	$2	$245
At January 1, 2022	$13	$16	$2	$212	$2	$245
At December 31, 2022	$13	$15	$2	$252	$2	$283

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

9.	Intangible assets and goodwill

	Technology	Customer		Non-compete
	Assets	Assets	Backlog	agreements	Trademarks	Goodwill	Total
Cost
Balance at January 1, 2021	$2,568	$1,640	$17	$3	$8	$435	$4,671
Acquisitions through business combinations	728	780	—	—	25	199	1,732
Effect of movements in foreign exchange	(70)	(64)	0	(0)	(2)	(21)	(158)

Balance at December 31, 2021	$3,226	$2,356	$17	$3	$30	$614	$6,245

Balance at January 1, 2022	$3,226	$2,356	$17	$3	$30	$614	$6,245
Acquisitions through business combinations	816	1,019	0	—	0	231	2,066
Effect of movements in foreign exchange and other	(105)	(81)	1	(0)	(2)	(28)	(216)

Balance at December 31, 2022	$3,937	$3,294	$17	$2	$29	$816	$8,095

Accumulated amortization and impairment losses
Balance at January 1, 2021	$1,662	$659	$17	$3	$3	$4	$2,346
Amortization for the period	313	203	0	0	1	—	518
Impairment charge	3	6	—	—	—	0	10
Effect of movements in foreign exchange	(38)	(19)	0	(0)	0	—	(57)

Balance at December 31, 2021	$1,941	$849	$17	$2	$4	$4	$2,817

Balance at January 1, 2022	$1,941	$849	$17	$2	$4	$4	$2,817
Amortization for the period	394	280	0	0	2	—	676
Impairment charge	1	0	—	—	—	5	7
Effect of movements in foreign exchange	(56)	(27)	0	(0)	—	—	(83)

Balance at December 31, 2022	$2,280	$1,103	$17	$2	$6	$9	$3,416

Carrying amounts
At January 1, 2021	$907	$981	$(0)	$0	$5	$432	$2,325
At December 31, 2021	$1,285	$1,507	$0	$0	$26	$610	$3,428
At January 1, 2022	$1,285	$1,507	$0	$0	$26	$610	$3,428
At December 31, 2022	$1,657	$2,191	$0	$(0)	$23	$808	$4,679

Impairment testing for cash-generating units containing goodwill

The annual impairment test of goodwill was performed as of December 31, 2022 and 2021. During the year ended December 31, 2022, goodwill in the amount of $5 was impaired and expensed in the consolidated statement of income (loss) (2021—$0). For the purpose of impairment testing, goodwill is allocated to the Company’s business units included in each operating segment, which represent the lowest level within the Company at which goodwill is monitored for internal purposes. There was no goodwill reallocated to the Company’s CGUs that was deemed to be significant in comparison to the carrying amount of goodwill as at December 31, 2022.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

In determining the recoverable amount, the Company applied an estimated market valuation multiple to the business unit’s most recent annual recurring revenues, which are derived from combined software/support contracts, transaction revenues, and hosted products. Valuation multiples, which are Level 3 inputs, applied by the Company for this purpose reflect current market conditions specific to the business unit and are assessed for reasonability by comparison to the Company’s current and past acquisition experience involving ranges of revenue-based multiples required to acquire representative software companies. During 2022, the estimated market valuation multiple ranged from 1.5X to 6.5X of recurring revenue. The Company has nine CGUs whereby the total goodwill allocated is significant in comparison to the Company’s total carrying amount of goodwill. The total goodwill allocated to each of these CGUs as at December 31, 2022 is $88, $25, $22, $26, $24, $21, $25, $21 and $23.

10.	Debt with recourse to CSI

		Liability of CSI under
	CSI Facility	the IRGA	Debentures	Term Loan	Total
Principal outstanding at December 31, 2022 (and, except for debentures, equal to fair value)	$322	$465	$208	$79	$1,074
Deduct: Carrying value of transaction costs included in debt balance	(1)	—	—	(0)	(2)

Carrying value at December 31, 2022	321	465	208	78	1,072

Current portion	321	184	—	—	505
Non-current portion	—	281	208	78	567

CSI Facility

On November 5, 2021, Constellation completed an amendment and restatement of its revolving credit facility agreement (the “CSI Facility”), with a syndicate of Canadian chartered banks and U.S. banks in the amount of $700, extending its maturity date to November 2026. In March 2023, the total amount on the revolver was increased from $700 to $840. The CSI Facility bears a variable interest rate with no fixed repayments required over the term to maturity. Interest rates are calculated at standard U.S. and Canadian reference rates plus interest rate spreads based on a leverage table. The CSI Facility is collateralized by the majority of the Company’s assets including the assets of certain material subsidiaries. The CSI Facility contains standard events of default which if not remedied within a cure period would trigger the repayment of any outstanding balance. As at December 31, 2022, $322 (December 31, 2021 – $nil) had been drawn from this credit facility, and letters of credit totaling $12 (December 31, 2021—$79) were issued, which limits the borrowing capacity on a dollar-for-dollar basis. Transaction costs associated with the CSI Facility are being amortized through profit or loss using the effective interest rate method. As at December 31, 2022, the carrying amount of such costs is $1 (December 31, 2021—$2).

Liability of CSI under the terms of the IRGA/TSS Members Agreement

On December 23, 2014, in accordance with the terms of the purchase and sale agreement for the initial acquisition of TSS by CSI, and on the basis of the term sheets attached thereto, Constellation and the Joday Group, among others, entered into a Members Agreement (the “TSS Members Agreement”) pursuant to which the Joday Group acquired 33.29% of the voting interests in Constellation Software Netherlands Holding Coöperatief U.A. (which was renamed to Topicus.com Coöperatief U.A., (“Topicus Coop)), a subsidiary of Constellation and the indirect owner of 100% of TSS at the time of the acquisition. Total proceeds from this transaction was EUR 39.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

On January 5, 2021, the TSS Members Agreement was terminated in conjunction with the acquisition of Topicus.com B.V., the reorganization of Topicus Coop and the execution of the Investors Rights and Governance Agreement (“IRGA”). The IRGA was established to create certain contractual obligations of the parties in respect of the governance of Topicus and Topicus Coop. The Joday Group’s interest in Topicus Coop comprises 39,331,284 Topicus Coop Ordinary Units resulting in an interest of 30.29% in Topicus Coop. The IRGA provides for transfer restrictions in respect of the Topicus Coop Units.

Any time after January 5, 2021, any member of the Joday Group has the right, at their option, to sell any number of its Topicus Coop Units to CSI at a cash price per Topicus Coop Unit determined in accordance with the IRGA. Upon the exercise of such option by a member of the Joday Group, CSI will be obligated to purchase 33.33% of such Topicus Coop Units within 30 days, and an additional 33.33% on each of the first and the second anniversary of such initial purchase. Notwithstanding the foregoing, CSI can offer Topicus the right to purchase such Topicus Coop Units in lieu of CSI.

In the event of a change of control of CSI, any member of the Joday Group has the right, at their option, to sell all of its Topicus Coop Units to CSI at a cash price per Topicus Coop Unit determined in accordance with the IRGA. Upon the exercise of such option by a member of the Joday Group, CSI will be obligated to purchase all such Topicus Coop Units. Notwithstanding the foregoing, CSI can offer Topicus the right to purchase such Topicus Coop Units in lieu of CSI.

If CSI reduces its economic interest in Topicus by a sale or transfer of its economic interest (and not due to any additional issuance of any shares or equity by Topicus) by more than one-third (calculated on a fully converted basis in accordance with the IRGA), any member of the Joday Group has the right, at their option, to sell to CSI one-third of its Topicus Coop Units at a cash price per Topicus Coop Unit determined in accordance with the IRGA. Upon the exercise of such put option by a member of the Joday Group, CSI will be obligated to purchase all such put Topicus Coop Units. Notwithstanding the foregoing, CSI can offer Topicus the right to purchase such Topicus Coop Units in lieu of CSI. Any member of the Joday Group has a similar right to sell one-half or all of its remaining Topicus Coop Units, respectively, at its option, if CSI further reduces its remaining fully-diluted economic interest in Topicus by a sale or transfer of its economic interest by one-half and again if CSI sells its entire remaining economic interest in Topicus.

All of the Topicus Coop Ordinary Units held by the Joday Group and Ijssel B.V. (collectively, the “Topicus Coop Exchangeable Units”) are exchangeable, directly or indirectly, for Topicus Subordinate Voting Shares. All of the above rights of members of the Joday Group apply to any Topicus Subordinate Voting Shares issued on an exchange of Topicus Coop Exchangeable Units.

At any time after December 31, 2023, CSI has the right, at its option, to buy all of the Topicus Coop Units and shares of Topicus held by certain members of the Joday Group (excluding Joday) at a cash price per Topicus Coop Unit (or share of Topicus, as applicable) determined in accordance with the IRGA. After December 31, 2043, CSI has the same right to buy all of the Topicus Coop Units and shares of Topicus held by the remaining members of the Joday Group, including Joday.

In addition, if certain individuals affiliated with Joday are terminated from their employment with Topicus Coop or an affiliate thereof for urgent cause (as defined in the Dutch Civil Code), CSI has the right, at its option, to buy all of Topicus Coop Units held by such individuals at a cash price per Topicus Coop Unit determined in accordance with the IRGA.

The Company has continued to classify the above obligations of CSI under the terms of the IRGA as a liability. The main valuation driver in such calculation is the maintenance and other recurring revenue of Topicus. Maintenance and recurring revenue of Topicus for the trailing twelve months on a pro-forma basis determined at the end of the current reporting period was used as the basis for valuing the interests at each redemption date. Any increase or decrease in the value of such liability is recorded as an expense or income in the consolidated statements of income (loss) for the period.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

During the periods ended December 31, 2022 and December 31, 2021, no options were exercised. During the year December 31, 2022, a distribution in the amount of $23 (December 31, 2021—$22) was paid to the Joday Group.

Debentures

On October 1, 2014 and November 19, 2014, the Company issued debentures with a total principal value of C$96 for total proceeds of C$91. On September 30, 2015, the Company issued another tranche of debentures (collectively with the 2014 issuances called the “Debentures”) with a total principal value of C$186 for total proceeds of C$214.

The Debentures have a maturity date of March 31, 2040 (the “Maturity Date”).

The interest rate from and including:

•	March 31, 2020 but excluding March 31, 2021 was 8.4%

•	March 31, 2021 but excluding March 31, 2022 was 7.2%

•	March 31, 2022 but excluding March 31, 2023 is 9.9%

•	March 31, 2023 but excluding March 31, 2024 is 13.3%

Subsequent from and including March 31, 2024 to but excluding the Maturity Date, the interest rate applicable to the Debentures will be reset on an annual basis on March 31 of each year, at a rate equal to the annual average percentage change in the All-items Consumer Price Index during the 12-month period ending on December 31 in the prior year (which amount may be positive or negative) plus 6.5%. Notwithstanding the foregoing, the interest rate applicable to the debentures will not be less than 0%. The Company may, subject to certain approvals, elect the Payment in Kind election (“PIK Election”), in lieu of paying interest in cash, to satisfy all or any portion of its interest obligation payable on an interest payment date by issuing to each Debenture holder PIK Debentures equal to the amount of the interest obligation to be satisfied. The PIK Debentures will have the same terms and conditions as the Debentures and will form part of the principal amount of the Debentures. If, on any interest payment date, the Company fails to pay the amount of interest owing on the Debentures in full in cash, the Company will not (A) declare or pay dividends of any kind on the Common Shares, nor (B) participate in any share buyback or redemption involving the Common Shares, until the date on which the Company pays such interest (or the unpaid portion thereof) in cash to holders of the Debentures; however, where the Company has issued PIK Debentures in respect of all or a portion of the amount of interest owing on the Debentures on an interest payment date, the Company may resume declaring or paying dividends of any kind on the Common Shares and participating in any share buyback or redemption involving the Common Shares beginning on the next earlier of (i) the interest payment date of which the Company pays the amount of interest owing on the Debentures in full in cash and (ii) the date on which the Company repays all amounts owing under the PIK Debenture. All payments in respect of the Debentures will be subordinated in right of payment to the prior payment in full of all senior indebtedness of the Company.

The Debentures will be redeemable in certain circumstances at the option of the Company or the holder. During the period beginning on March 16 and ending on March 31 of each year, the Company will have the right, at its option, to give notice to holders of Debentures of its intention to redeem the Debentures, in whole or in part, on March 31 in the year that is five years following the year in which notice is given, at a price equal to the principal amount thereof plus accrued and unpaid interest up to but excluding the date fixed for redemption. During the period beginning on March 1 and ending on March 15 of each year, holders of Debentures will also have the right, at their option, to give notice to the Company of their intention to require the Company to repurchase (or to “put”) the Debentures, in whole or in part, on March 31 in the year that is five years following the year in which notice is given, at a price equal to the principal amount thereof plus accrued and unpaid interest up to but excluding the date fixed for repurchase.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

During the periods ended December 31, 2022 and December 31, 2021, no notices for redemption of the Debentures were received or given by the Company.

The fair value of the debentures as at December 31, 2022 was $287 (December 31, 2021—$308).

Term Loan

One of CSI’s subsidiaries has entered into a GBP 65 term debt facility with a financial institution for which CSI has guaranteed the debt. The facility bears a fixed rate of interest. The term loan contains events of default that, if not remedied, allow the loan note holder to require repayment of the loan principal and interest. The loan is due in 2028.

11.	Debt without recourse to CSI

Certain of CSI’s subsidiaries have entered into term debt facilities and revolving credit facilities with various financial institutions. CSI does not guarantee the debt of these subsidiaries, nor are there any cross-guarantees between subsidiaries. The credit facilities are collateralized by substantially all of the assets of the borrowing entity and its subsidiaries. The credit facilities typically bear interest at a rate calculated using an interest rate index plus a margin. The financing arrangements for each subsidiary typically contain certain restrictive covenants, which may include limitations or prohibitions on additional indebtedness, payment of cash dividends, redemption of capital, capital spending, making of acquisitions and sales of assets. In addition, certain financial covenants must be met by those subsidiaries that have outstanding debt.

As a result of an amendment to the Topicus Revolving Credit Facility, the Company is required to repay a EUR 60 Term loan in 2023 which was originally due in 2028. The loan has been classified as a current liability as of December 31, 2022.

During the 2022, the Company breached its debt covenants associated with four Term loans in its subsidiaries. The aggregate value of the loans at December 31, 2022 is $56 and these loans have been classified as a current liability. The breaches related to non-recurring items and are expected to be resolved in 2023.

Debt without recourse to CSI comprises the following:

	Topicus Revolving Credit
	Facility	Debt Facilities	Total
Principal outstanding at December 31, 2022 (and equal to fair value)	139	$773	912
Deduct: Carrying value of transaction costs included in debt balance	(3)	(8)	(11)

Carrying value at December 31, 2022	136	766	902

Current portion	136	180	316
Non-current portion	—	586	586

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

The expected annual minimum repayment requirements for the debt facilities without recourse to CSI (excluding the Topicus revolving credit facility) are as follows:

Year	Debt Facilities
2023	179
2024	47
2025	183
2026	84
2027	278
2028	1
2029	1
2030	0

773

12.	Redeemable Preferred Securities

In conjunction with the acquisition of Topicus.com B.V. in 2021, Topicus Coop issued 5,842,882 Topicus Coop Preference Units to Ijssel B.V. The Topicus Coop Preference Units were non-voting and prior to the Notification of Conversion were redeemable at the option of the holder for a redemption price of approximately EUR 19.06 per unit. The redemption price would have either been settled in cash or through the issuance of a variable number of Topicus Coop Ordinary Units. The number of Topicus Coop Ordinary Units would have been determined based on the terms of the Topicus Coop Preference Units. The Topicus Coop Preference Units were convertible into Topicus Coop Ordinary Units (note 18) at a conversion ratio of 1:1. The Topicus Coop Preference Unit holders were entitled to a fixed annual cumulative dividend of 5% per annum on the initial Topicus Coop Preference Unit value of approximately EUR 19.06 per unit.

On February 1, 2022, the Topicus Coop Preference Units were converted to Topicus Coop Ordinary Units.

13.	Provisions

At January 1, 2022	$21
Reversal	(1)
Provisions recorded during the period	17
Provisions used during the period	(15)
Effect of movements in foreign exchange and other	(1)

At December 31, 2022	$21

Provisions classified as current liabilities	11
Provisions classified as other non-current liabilities	10

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

The provisions balance is comprised of various individual provisions for severance costs and other estimated liabilities of the Company of uncertain timing or amount.

14.	Lease obligations

The following table presents the expected maturity of the undiscounted cash flows for lease obligations as at December 31, 2022:

December 31, 2022
Less than 1 year	$101
Between 1 and 5 years	196
More than 5 years	42

Total	$339

Less: Impact of discounting	(26)

Leases obligation recorded on balance sheet	$313

The expense relating to variable lease payments not included in the measurement of lease obligations was $8 (2021 - $6). This consists primarily of variable lease payments for property taxes. Expenses relating to short-term leases were $9 (2021 - $7), expenses relating to leases of low value assets were $1 (2021 - $1) and sublease income was $2 (2021 - $1). Total cash outflow for leases was $124 (2021 - $106).

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

15.	Income taxes

(a) Tax recognized in profit or loss

	2022	2021
Income tax recognized in profit or loss
Current income tax expense (recovery)
Current year	399	253
Adjustment for prior years	3	3

	403	257

Deferred income tax expense (recovery)
Origination and reversal of temporary differences	(216)	(46)
Effect of change in future tax rates	(4)	9
Change in recognized temporary differences and unrecognized tax losses	(1)	(18)
Adjustment for prior years	(8)	4

	(228)	(51)

Income tax expense (recovery)	175	206

(b) Reconciliation of effective tax rate

	2022	2021
Net income for the year	551	169
Income tax expense	175	206

Income before income taxes	725	374

Income tax expense using the Company’s statutory tax rate of 26.5% (2021—26.5%)	192	99
Impact on taxes from:
Foreign tax rate differential	(20)	(19)
Other, including non-deductible expenses and non-taxable income	12	50
Redeemable preferred securities expense which is not deductible for tax purposes	—	78
Change in recognized temporary differences and unrecognized tax losses	(1)	(18)
Effect of change in future tax rates	(4)	9
Adjustment for prior years	(4)	7

	175	206

Constellation is subject to tax audits in the countries in which the Company does business globally. These tax audits could result in additional tax expense in future periods relating to historical filings. Reviews by tax authorities generally focus on, but are not limited to, the validity of the Company’s inter-company transactions, including financing and transfer pricing policies which generally involve subjective areas of taxation and a significant degree of judgment. If any of these tax authorities are successful with their challenges, the Company’s income tax expense may be adversely affected and Constellation could also be subject to interest and penalty charges.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

16.	Deferred tax assets and liabilities

(a) Unrecognized deferred tax liabilities

The aggregate amount of temporary differences associated with investments in subsidiaries for which we have not recognized deferred tax liabilities is $1,226 (2021: $878) as the Company ultimately controls whether the liability will be incurred and it is satisfied that it will not be incurred in the foreseeable future. The temporary differences relate to undistributed earnings of the Company’s subsidiaries. Dividends declared would be subject to withholding tax in the range of 0-15% depending on the jurisdiction of the subsidiary.

(b) Unrecognized deferred tax assets

	2022	2021
Deductible temporary differences, including capital losses	$163	$230
Non-capital tax losses	$475	$427

Non-capital tax losses of $288 expire between 2023 and 2042 and $187 can be carried forward indefinitely. Included in the non-capital tax losses expiring between 2023 and 2042 is $141 of losses that are not expected to be used to offset future taxable profit as a result of legislative restrictions in the jurisdiction where those losses exist. The deductible temporary differences and capital losses do not expire under current tax legislation. Deferred tax assets have not been recognized in respect of those items because it is not probable that future taxable profit will be available in those jurisdictions against which the Company can utilize these benefits.

(c) Recognized deferred tax assets and liabilities

	Assets		Liabilities		Net
	2022	2021	2022	2021	2022	2021
Property, plant and equipment	7	6	(9)	(3)	(2)	3
Intangible assets	123	116	(674)	(539)	(551)	(423)
Reserves	50	25	(5)	(5)	46	20
Non-capital loss carryforwards	81	53	—	—	81	53
Research and development expenditures	108	1	—	(0)	108	1
Deferred revenue	31	20	(2)	(0)	28	20
Foreign and other tax credits	7	0	(6)	(4)	1	(4)
Other, including capital losses, withholding tax and foreign exchange	12	7	(35)	(46)	(23)	(39)

Tax assets (liabilities)	419	228	(730)	(598)	(312)	(370)
Reclassification	(259)	(162)	259	162	—	—

Net tax assets (liabilities)	160	66	(471)	(436)	(312)	(370)

This reclassification relates to the offsetting of deferred tax assets and deferred tax liabilities to the extent that they relate to the same taxing authorities and there is a legally enforceable right to do so.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

(d) Movement in deferred tax balances during the year

	Balance January 1, 2022	Recognized in profit or loss	Recognized in other comprehensive income	Acquired in business combinations	Other	Balance December 31, 2022
Property, plant and equipment	3	1	—	(6)	—	(2)
Intangible assets	(423)	135	—	(282)	17	(551)
Reserves	20	19	—	8	—	46
Non-capital loss carryforwards	53	—	—	27	—	81
Research and development expenditures	1	98	—	10	—	108
Deferred revenue	20	(45)	—	54	—	28
Tax credits	(4)	8	—	(3)	—	1
Other, including capital losses and withholding tax	(39)	12	—	6	(2)	(23)

	(370)	228	—	(186)	15	(312)

	Balance January 1, 2021	Recognized in profit or loss	Recognized in other comprehensive income	Acquired in business combinations	Other	Balance December 31, 2021
Property, plant and equipment	2	1	—	(0)	—	3
Intangible assets	(261)	38	—	(214)	14	(423)
Reserves	18	1	—	1	—	20
Non-capital loss carryforwards	32	9	—	12	—	53
Research and development expenditures	(8)	9	—	0	—	1
Deferred revenue	16	3	—	0	—	20
Tax credits	(5)	1	—	(0)	—	(4)
Other, including capital losses, withholding tax and foreign exchange	(27)	(11)	—	0	—	(39)

	(233)	51	—	(201)	14	(370)

17.	Capital and other components of equity

Capital Stock

At December 31, 2022 and December 31, 2021, the authorized share capital of Constellation consisted of an unlimited number of voting common shares and a limited number of non-voting preferred shares (there are no preferred shares outstanding).

	Common Shares
	Number	Amount
December 31, 2022	21,191,530	$99
December 31, 2021	21,191,530	$99

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

Accumulated other comprehensive income (loss)

Accumulated other comprehensive income (loss) is comprised of the following separate components of equity:

Cumulative translation account

The cumulative translation account comprises all foreign currency differences arising from the translation of the financial statements of foreign operations, as well as foreign exchange gains and losses arising from monetary items that form part of the net investment in the foreign operation.

Amounts related to derivatives designated as hedges

The portion of the gain or loss on derivatives designated as hedges that are determined to be an effective hedge are recognized directly in other comprehensive income (loss), and the ineffective portion in the statement of income (loss). The gains or losses deferred in other comprehensive income (loss) in this way are subsequently recognized in the statement of income (loss) in the same period in which the hedged underlying transaction or firm commitment is recognized in the statement of income (loss).

Dividends

During the three months ended March 31, 2021, the Company declared a $1.00 per share dividend to all common shareholders of record at close of business on March 16, 2021. The dividend declared in the quarter ended March 31, 2021 representing $21 was paid and settled on April 9, 2021. During the three months ended June 30, 2021, the Company declared a $1.00 per share dividend to all common shareholders of record at close of business on June 19, 2021. The dividend declared in the quarter ended June 30, 2021 representing $21 was paid and settled on July 10, 2021. During the three months ended September 30, 2021, the Company declared a $1.00 per share dividend to all common shareholders of record at close of business on September 17, 2021. The dividend declared in the quarter ended September 30, 2021 representing $21 was paid and settled on October 8, 2021. On November 4, 2021 the Company declared a $1.00 per share dividend to all common shareholders of record at close of business on December 20, 2021. The dividend declared in the quarter ended December 31, 2021 representing $21 was paid and settled on January 11, 2022.

During the three months ended March 31, 2022, the Company declared a $1.00 per share dividend to all common shareholders of record at close of business on March 16, 2022. The dividend declared in the quarter ended March 31, 2022 representing $21 was paid and settled on April 12, 2022. During the three months ended June 30, 2022, the Company declared a $1.00 per share dividend to all common shareholders of record at close of business on June 20, 2022. The dividend declared in the quarter ended June 30, 2022 representing $21 was paid and settled on July 11, 2022. During the three months ended September 30, 2022, the Company declared a $1.00 per share dividend to all common shareholders of record at close of business on September 20, 2022. The dividend declared in the quarter ended September 30, 2022 representing $21 was paid and settled on October 11, 2022. During the three months ended December 31, 2022, the Company declared a $1.00 per share dividend to all common shareholders of record at close of business on December 20, 2022. The dividend declared in the quarter ended December 31, 2022 representing $21 was paid and settled on January 11, 2023.

On December 18, 2020, the Company declared a special dividend pursuant to which all common shareholders of record on December 28, 2020 of the Company were entitled to receive, by way of a dividend-in-kind, 1.859817814 Topicus Subordinate Voting Shares for each Constellation Software Inc. share held. The dividend was distributed on January 4, 2021.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

18.	Finance and other expense (income) and finance costs

	Year ended December 31,
	2022	2021
Interest income on cash	$(1)	$(2)
(Increase) decrease in the fair value of equity securities held for trading	16	(2)
Share in net (income) loss of equity investee	0	(1)
Finance and other income	(15)	(2)

Finance and other expense (income)	$0	$(7)

Interest expense on debt and debentures	$78	$44
Interest expense on lease obligations	10	9
Amortization of debt related transaction costs	5	2
Amortization of debenture discount (premium) and associated rights offering, net	—	(1)
Other finance costs	17	13

Finance costs	$110	$68

19.	Earnings per share

Basic and diluted earnings per share

	Year ended December 31,
	2022	2021
Numerator:
Net income (loss) attributable to common shareholders of CSI	$512	$310
Denominator:
Basic and diluted shares outstanding	21,191,530	21,191,530
Earnings per share
Basic and diluted	$24.18	$14.65

20.	Capital risk management

The Company’s objectives in managing capital are to ensure sufficient liquidity to pursue its strategy of organic growth combined with strategic acquisitions and to provide returns to its shareholders. The Company manages its capital with the objective of ensuring that there are adequate capital resources while maximizing the return to shareholders through the optimization of the debt and equity balance. The capital structure of the Company consists of cash, Debt with recourse to CSI, Debt without recourse to CSI, and components of shareholders’ equity including retained earnings and capital stock.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

The Company is subject to certain covenants on its CSI facility. The covenants include a leverage ratio and an interest coverage ratio. The Debt without recourse to CSI is also subject to certain covenants. The Company monitors the ratios on a quarterly basis. As at December 31, 2022 and 2021, other than disclosed in note 11, the Company is in compliance with its debt covenants. Other than the covenants required for the CSI facility and the Debt without recourse to CSI, the Company is not subject to any externally imposed capital requirements.

The Board of Directors determine if and when dividends should be declared and paid based on all relevant circumstances, including the desirability of financing further growth of the Company and its financial position at the relevant time. The Board of Directors has adopted a policy to pay quarterly dividends, which commenced in 2012. Constellation intends to declare a regular quarterly dividend to allow shareholders to participate in its free cash flow, while retaining sufficient capital to invest in acquisitions and organic growth. There is no guarantee that dividends will continue to be declared and paid in the future.

The Company makes adjustments to its capital structure in light of general economic conditions, the risk characteristics of the underlying assets and the Company’s working capital requirements. In order to maintain or adjust its capital structure, the Company, upon approval from its Board of Directors, may increase or decrease dividends, increase or decrease the line of credit or undertake other activities as deemed appropriate under the specific circumstances. The Board of Directors reviews and approves any material transactions not in the ordinary course of business, as well as significant acquisitions and other major investments above pre-determined quantitative thresholds.

21.	Financial risk management and financial instruments

Overview

The Company is exposed to risks of varying degrees of significance which could affect its ability to achieve its strategic objectives for growth. The main objectives of the Company’s risk management process are to ensure that risks are properly identified and that the capital base is adequate in relation to those risks. The principal financial risks to which the Company is exposed are described below.

Market risk

Market risk is the risk that changes in market prices, such as fluctuations in foreign exchange rates and interest rates, will affect the Company’s income or the value of its financial instruments.

The Company is exposed to interest rate risk on the utilized portion of its CSI facility and its Debentures and does not currently hold any financial instruments that mitigate this risk. If there was a 1% increase in the interest rate on the Debentures, there would be a corresponding decrease in income before tax of $2. There would be an equal and opposite impact if there was a 1% decrease in the interest rate. If there was a 1% increase in the interest rate on the utilized portion of the CSI Facility, there would be a corresponding decrease in income before tax of $3. There would be an equal and opposite impact if there was a 1% decrease in the interest rate.

The Company is also exposed to interest rate risk on the utilized portion of the Debt without recourse to CSI. If there was a 1% increase in the interest rate on the Debt without recourse to CSI, there would be a corresponding decrease in income before tax of $9. There would be an equal and opposite impact if there was a 1% decrease in the interest rate.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

The Company operates internationally, giving rise to exposure to market risks from changes in foreign exchange rates which impact sales and purchases that are denominated in a currency other than the respective functional currencies of certain of its subsidiaries. The Company currently does not typically use derivative instruments to hedge its exposure to those risks. Most of the Company’s businesses are organized geographically so that many of its expenses are incurred in the same currency as its revenues thus mitigating some of its exposure to currency fluctuations.

Foreign currency sensitivity analysis:

Foreign currency risk arises on financial instruments that are denominated in a currency other than the functional currency in which they are measured. The Company’s primary exposure with respect to foreign currencies is through the Canadian dollar denominated Debentures (note 10) and the Euro denominated IRGA Liability (note 10). The carrying value of the Debentures at December 31, 2022 is $208 (C$282) (December 31, 2021 - $222 (C$282)). If there was a 1% strengthening of the Canadian dollar against the U.S. dollar, there would be a corresponding decrease in income before income taxes of $2. There would be an equal and opposite impact if there was a 1% weakening of the Canadian dollar against the U.S. dollar. The carrying value of the IRGA Liability as at December 31, 2022 is $465 (EUR 435). If there was a 1% strengthening of the EUR against the U.S. dollar, there would be a corresponding decrease in income before income taxes of $5. There would be an equal and opposite impact if there was a 1% weakening of the EUR dollar against the U.S. dollar.

Liquidity risk

Liquidity risk is the risk that the Company is not able to meet its financial obligations as they fall due or can do so only at excessive cost. The Company manages liquidity risk through the management of its capital structure and financial leverage, as outlined in note 20 to the consolidated financial statements. The Company’s growth is financed through a combination of cash flows from operations and borrowing under the Debt with recourse to CSI and Debt without recourse to CSI. One of the Company’s primary goals is to maintain an optimal level of liquidity through the active management of the assets and liabilities as well as the cash flows from operations. The details of the Company’s Debt with recourse to CSI and Debt without recourse to CSI are disclosed in note 10 and note 11 to the consolidated financial statements. As at December 31, 2022, available credit in respect of the Company’s CSI facility was $366.

The majority of the Company’s financial liabilities recorded in accounts payable and accrued liabilities are due within 60 days. The Company also has payment processing liabilities which are settled within a few days of year-end. Included in cash is an equivalent cash balance of $25 (December 31, 2021 - $15) that is held to settle these payment processing liabilities as they become due. Holdbacks payable related to business acquisitions are generally payable within six months to two years.

Given the Company’s available liquid resources and credit capacity as compared to the timing of the payments of liabilities, the Company assesses its liquidity risk to be low.

Credit risk

Credit risk represents the financial loss that the Company would experience if a counterparty to a financial instrument, in which the Company has an amount owing from the counterparty failed to meet its obligations in accordance with the terms and conditions of its contracts with the Company. The carrying amount of the Company’s financial assets, including receivables from customers, represents the Company’s maximum credit exposure.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

The majority of the accounts receivable balance relates to maintenance invoices to customers that have a history of payment. In addition, a large proportion of the Company’s accounts receivable are with public sector government agencies where the credit risk has historically been assessed to be low.

The maximum exposure to credit risk for accounts receivable at the reporting date by geographic region was:

	December 31, 2022	December 31, 2021
United States	$442	$228
Canada	65	56
United Kingdom	89	73
Europe	187	192
Other	93	50

	$876	$600

The aging of accounts receivables at the reporting date was:

	December 31, 2022	December 31, 2021
Current
Gross	$724	$516
Impairment	(5)	(3)

Net	720	513
90-180 days
Gross	112	64
Impairment	(8)	(1)

Net	105	63
More than 180 days
Gross	122	53
Impairment	(70)	(28)

Net	52	25
Total accounts receivable
Gross	$958	$632
Impairment	(82)	(32)

Net	876	600

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

An allowance account for accounts receivable is used to record impairment losses unless the Company is satisfied that no recovery of the amount owing is possible; at which point the amounts are considered to be uncollectible and are written off against the specific accounts receivable amount attributable to a customer. The number of days outstanding of an individual receivable balance is the key indicator for determining whether an account is at risk of being impaired.

The movement in the allowance for impairment in respect of accounts receivable during the year ended:

	2022	2021
Aggregate balance at January 1	$32	$34
Increase from business acquisitions	75	10
Impairment loss recognized	27	19
Impairment loss reversed	(14)	(18)
Amounts written off	(39)	(12)
Other movements	1	(1)

Aggregate balance at December 31	$82	$32

Allowance for doubtful accounts arising from business combinations	$48	$11

There is no concentration of credit risk because of the Company’s diverse and disparate number of customers with individual receivables that are not significant to the Company on a consolidated basis. In addition, the Company typically requires up front deposits from customers to protect against credit risk.

The Company manages credit risk related to cash by maintaining the majority of the Company’s bank accounts with Schedule 1 banks.

In the ordinary course of business, the Company and its subsidiaries have provided performance bonds and other guarantees for the completion of certain customer contracts. The Company has not experienced a loss to date and future losses are not anticipated; therefore, no liability has been recorded in the consolidated statements of financial position related to these types of indemnifications or guarantees at December 31, 2022.

Fair values versus carrying amounts

The carrying values of cash, accounts receivable, accounts payable, accrued liabilities, dividends payable, the majority of acquisition holdbacks, and the CSI Facility, approximate their fair values due to the short-term nature of these instruments. The carrying value of the debt without recourse to CSI approximate their fair values as the debt is subject to market interest rates. The carrying value of the IRGA liability and the Term Loan with recourse to CSI approximates fair value.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

Reconciliation of cash flows from financing activities

The following table reconciles the changes in cash flows from financing activities for certain liabilities that are outstanding as at December 31:

	Debt with recourse to CSI	Debt without recorse to CSI	Lease liability	Dividends
Balance at January 1, 2022	$704	$414	$270	$22

Reclassification of deferred financing fees from other assets	(2)	—	—	—

Increase (decrease) in Topicus revolving credit debt facility without recourse to CSI	—	91	—	—
Proceeds from issuance of debt under facilities without recourse to CSI	—	476	—	—
Repayments of debt under facilities without recourse to CSI	—	(102)	—	—
Increase (decrease) in the CSI facility	322	—	—	—
Payments of lease obligations	—	—	(94)	—
Other financing activities	—	2	—
Dividends paid	—	—	—	(85)
Distribution to the Joday Group	(23)	—	—	—
Credit facility transaction costs	—	(7)	—	—

Total financing cash flow activities	299	460	(94)	(85)

Liabilities assumed in acquisitions	—	42	—	—
Amortization of debt related transaction costs	0	5	—	—
IRGA liability revaluation charge	112	—	—	—
New leases, net of terminations and modifications	—	—	156	—
Dividends declared	—	—	—	85
Foreign exchange loss (gain) and other movements	(33)	0	(3)	(0)
Foreign currency translation differences from foreign operations	(9)	(19)	(14)	—

Total financing non-cash activities	70	28	138	85

Balance at December 31, 2022	$1,072	$902	$313	$21

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

	Debt with recourse to CSI	Debt without recorse to CSI	Lease liability	Dividends
Balance at January 1, 2021	$534	$227	$275	$21
Reclassification of deferred financing fees from other assets	1	—	—	—
Increase (decrease) in revolving credit under debt facilities without recourse to CSI	—	30	—	—
Proceeds from issuance of term debt under facilities without recourse to CSI	—	176	—	—
Repayments of term debt under facilities without recourse to CSI	—	(6)	—	—
Increase (decrease) in the CSI facility	—	—	—	—
Payments of lease obligations	—	—	(83)	—
Dividends paid	—	—	—	(85)
Distribution to the Joday Group	(22)	—	—	—
Credit facility transaction costs	(1)	(5)	—	—

Total financing cash flow activities	(23)	196	(83)	(85)

Amortization of debt discounts and premiums	(1)	—	—	—
Liabilities assumed in acquisitions	90	1	—	—
Amortization of debt related transaction costs	—	2	—	—
IRGA liability revaluation charge	132	—	—	—
New leases, net of terminations and modifications	—	—	87	—
Dividends declared	—	—	—	85
Foreign exchange loss (gain)	(24)	—	(0)	0
Foreign currency translation differences from foreign operations	(5)	(12)	(10)	—

Total financing non-cash activities	193	(9)	77	85

Balance at December 31, 2021	$704	$414	$270	$22

Fair value hierarchy

The table below analyzes financial instruments carried at fair value, by valuation method.

•	level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	level 2 inputs are inputs other than quoted prices included in level 1 that are observable for the asset or liability either directly (i.e. prices) or indirectly (i.e. derived from prices); and

•	level 3 inputs are inputs for the asset or liability that are not based on observable market data (i.e. unobservable inputs).

In the table below, the Company has segregated all financial assets and liabilities that are measured at fair value into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date.

Financial assets and financial liabilities measured at fair value as at December 31, 2022 and December 31, 2021 in the financial statements are summarized below. The Company has no additional financial liabilities measured at fair value initially other than those recognized in connection with business combinations.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

		December 31, 2022				December 31, 2021
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Equity securities held for trading	$115	$—	$—	$115	$39	$—	$—	$39

	115	—	—	115	39	—	—	39

Liabilities:
Redeemable preferred securities	$—	$—	$—	$—	$—	$—	$7	$7
Contingent consideration	—	—	157	157	—	—	104	104

	—	—	157	157	—	—	110	110

There were no transfers of fair value measurements between level 1, 2 and level 3 of the fair value hierarchy in the years ended December 31, 2022 and 2021.

The following table shows a reconciliation from the beginning balances to the ending balances for fair value measurements in Level 3 of the fair value hierarchy.

Contingent Consideration

Balance at January 1, 2022	104
Increase from business acquisitions	53
Cash recoveries (payments)	(44)
Charges through profit or loss	45
Foreign exchange and other movements	(1)

Balance at December 31, 2022	157

Contingent consideration classified as current liabilities	48
Contingent consideration classified as other non-current liabilities	109

Estimates of the fair value of contingent consideration is performed by the Company on a quarterly basis. Key unobservable inputs include revenue growth rates and the discount rates applied (7% to 11%). The estimated fair value increases as the annual growth rate increases and as the discount rate decreases and vice versa.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

Redeemable Preferred Securities

Balance at January 1, 2022	$7
Foreign exchange and other movements	(0)
Payments	(7)

Balance at December 31, 2022	—

Estimates of the fair value of the Redeemable Preferred Securities were performed by the Company on a quarterly basis up to the Notification of Conversion date. Key unobservable inputs include expected volatility and credit spread of the Topicus Preferred Shares. The estimated fair value increases as the expected volatility increases. The estimated fair value decreases as the credit spread increases. The key observable input is the subordinated voting share price of Topicus.com Inc. As the Topicus.com Inc. subordinate voting share price increases, the fair value of the Redeemable Preferred Securities increases. Subsequent to the Notification of Conversion, the principal portion of the redeemable preferred securities has been reclassified to equity (non-controlling interest).

22.	Revenue

The following tables provides information about unbilled revenue (contract asset) and deferred revenue (contract liability).

Unbilled Revenue:

	2022	2021
At January 1	$150	$102
Increase from business acquisitions	102	34
Decrease from transfers to accounts receivable	(888)	(409)
Increase from changes as a result of the measure of progress	916	427
Foreign exchange and other movements	(5)	(3)

At December 31	$275	$150

Unbilled revenue classified as a current asset	$230	$140
Unbilled revenue classified as a other non-current asset	44	10

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

Deferred Revenue:

	2022	2021
At January 1	$1,209	$1,005
Increase from business acquisitions	366	165
Decrease from revenue recognized that was included in the deferred revenue balance at the beginning of the period	(1,073)	(889)
Decrease from revenue recognized that arose from acquired deferred revenue balances in the current year	(345)	(97)
Increase due to cash received, excluding amounts recognized as revenue during the period	1,474	1,043
Foreign exchange and other movements	(48)	(18)

At December 31	$1,584	$1,209

Deferred revenue classified as a current liability	1,484	1,158
Deferred revenue classified as a other non-current liability	100	52

The amount of revenue recognized in the year ended December 31, 2022 from performance obligations satisfied in previous periods was $13 (December 31, 2021 - $6).

Revenue allocated to remaining performance obligations represents contracted revenue that has not yet been recognized (“contracted not yet recognized”) and includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods. Contracted not yet recognized revenue was approximately $3,400 as of December 31, 2022, of which we expect to recognize an estimated 72% of the revenue over the next 12 months and the remainder thereafter.

Costs to obtain a contract with a customer:

The Company has capitalized and amortized incremental commission costs on a systematic basis, consistent with the pattern of transfer of the good(s) or service(s) to which the commission relates as the Company believes these costs are recoverable. The total capitalized commission costs as of December 31, 2022 is $127 (December 31, 2021 - $112). The amount of amortization expense for the year ended December 31, 2022 was $18 (December 31, 2021 - $16) and there was no impairment loss in relation to the costs capitalized.

23.	Operating segments

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Company’s other components. The operating results of all operating segments are reviewed regularly by the Company’s President to make decisions about resources to be allocated to the segment and assessing their performance.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

The Company consists of six operating segments being, Volaris, Harris, Topicus, Vela, Jonas and Perseus. Each of the Company’s operating segments operate essentially as mini Constellations, conglomerates of small vertical market software companies with similar economic characteristics. Each operating segment CEO is focused on investing capital that generates returns at or above the investment hurdle rates set by CSI’s head office (primarily the President) and the Board of Directors, irrespective of whether the acquired business operates primarily in the public or private sector. The Company aggregates the six operating segments into one reportable segment, consistent with the objective and basic principles of IFRS 8.

Geographical information

The Company is managed on a worldwide basis, but operates in three principal geographical areas, Canada, USA, and UK/Europe.

In presenting the geographical information, revenue is based on the region in which the revenue is transacted, and intellectual property is located. Assets are based on the geographic locations of the assets.

Year ended December 31, 2022	Canada	USA	UK/Europe	Other	Total
Revenue	$661	$2,923	$2,161	$876	$6,622
Non-current assets	609	2,043	1,992	778	5,422

Year ended December 31, 2021	Canada	USA	UK/Europe	Other	Total
Revenue	$578	$2,037	$1,945	$546	$5,106
Non-current assets	584	1,284	1,688	375	3,931

Major customers

No customer represents revenue in excess of 5% of total revenue in both the years ended December 31, 2022 and 2021.

24.	Contingencies

In the normal course of operations, the Company is subject to litigation and claims from time to time. The Company may also be subject to lawsuits, investigations and other claims, including environmental, labour, income and sales tax, product, customer disputes and other matters. The Company believes that adequate provisions have been recorded in the accounts where required. Although it is not always possible to estimate the extent of potential costs, if any, the Company believes that the ultimate resolution of such contingencies will not have a material adverse impact on the results of operations, financial position or liquidity of the Company.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

25.	Guarantees

(a)

In the ordinary course of business the Company and its subsidiaries have provided performance bonds, letters of credit issued that do not limit the borrowing capacity of the CSI Facility, and other guarantees for the completion of certain customer contracts and other contracts in the normal course of operations. The total obligations of the Company pursuant to such bonds and related contingencies total $97 (2021 - $80). No liability has been recorded in the consolidated financial statements.

(b)

As at December 31, 2022, in the normal course of business, the Company has outstanding letters of credit under the CSI Facility totalling $12 (2021 - $79) which limits the borrowing capacity of the CSI Facility on a dollar-for-dollar basis.

(c)

In the normal course of business, some of the Company’s subsidiaries entered into lease agreements for facilities. As the joint lessees, the subsidiaries agree to indemnify the lessor for liabilities that may arise from the use of the leased facility. The maximum amount potentially payable under the foregoing indemnity cannot be reasonably estimated. The subsidiaries have liability insurance that relates to the indemnifications.

(d)

The Company and its subsidiaries have provided routine indemnifications to some of its customers against liability if the Company’s product infringes on a third party’s intellectual property rights. The maximum exposure from the indemnifications cannot be reasonably estimated.

26.	Changes in non-cash operating working capital

	Year ended December 31,
	2022	2021
Decrease (increase) in current accounts receivable	$(84)	$(22)
Decrease (increase) in current unbilled revenue	(23)	(13)
Decrease (increase) in other current assets	(43)	(39)
Decrease (increase) in inventories	(9)	1
Decrease (increase) in other non-current assets	(35)	(16)
Increase (decrease) in other non-current liabilities	(5)	(0)
Increase (decrease) in current accounts payable and accrued liabilities, excluding holdbacks from acquisitions	73	80
Increase (decrease) in current deferred revenue	66	55
Increase (decrease) in current provisions	(1)	(1)

Change in non-cash operating working capital	$(60)	$45

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

27.	Related parties

Transactions with companies associated with key management personnel

The Company has entered into certain agreements primarily for the provision of hosting services with companies that are affiliated with Robin van Poelje, the CEO of the Topicus Operating Group. For the year ended December 31, 2022, the Company expensed $2 (December 31, 2021 - $1) relating to these agreements, included primarily included within “Third party license, maintenance and professional services” expenses. The payable as at December 31, 2022 relating to these amounts was $0 (included within “Accounts payable and accrued liabilities”) (December 31, 2021 - $0).

Key management personnel compensation

The key management personnel of the Company, inclusive of the operating segments, are the members of the Company’s executive management team at the Company’s operating segments and head office and Board of Directors.

	Years ended December 31,
	2022	2021
Salaries, bonus and employee benefits	$12	$16

Total	$12	$16

There were no significant post-employment benefits, other long-term benefits, or share-based payments attributed to the key management personnel in 2022 and 2021.

28.	Non-controlling interests

The Company’s significant non-controlling interests at December 31, 2022 were associated with Topicus, a company whose operations are based in the Netherlands. Constellation’s equity interest in Topicus is 60.65% (39.35% being non-controlling interest) as at December 31, 2022. On May 16, 2022, Topicus also acquired a controlling interest of 72.68% in Sygnity S.A. (“Sygnity”), a Company based in Poland. The remaining 27.32% represents non-controlling interest. The acquisition of Sygnity is outlined in note 4.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

The following tables summarize the information relating to the Company’s non-controlling interests in Topicus before and after intercompany eliminations:

		Intra-Group
	As at December 31, 2022	Eliminations	Total
Non-controlling interest	39.35%
Current assets	331
Non-current assets	1,054

Total assets	1,385

Current liabilities	610
Non-current liabilities	275

Total liabilities	885

Less: Non-controlling interest of Topicus Coop subsidaries, including interests held by CSI	49

Net assets after allocation of non-controlling interests (including interests held by CSI)	452	15	467

Net assets allocated to the non-controlling interests of Topicus			184
Add: Non-controlling interest of Topicus Coop subsidaries not owned by CSI			18

Total non-controlling interest			201

		Intra-Group
	As at December 31, 2021	Eliminations	Total
Non-controlling interest	69.7%
Current assets	228
Non-current assets	938

Total assets	1,166

Current liabilities	452
Non-current liabilities	311

Total liabilities	763

Less: Non-controlling interest of Topicus subsidaries, including interests held by CSI	24
Less: Preference units of Topicus Coop classified as non-controlling interest	432

Net assets	(53)	90	37

Net assets allocated to the non-controlling interests of Topicus			26
Add: Non-controlling interest of Topicus Coop subsidaries not owned by CSI			2
Add: Preference units of Topicus Coop classified as non-controlling interest			432

Total non-controlling interest			460

	Year ended	Intra-Group
	December 31, 2022	Eliminations	Total
Revenue	963
Expenses	853

Income (loss) before income taxes	110

Income tax expense	18

Net income (loss) prior to non-controlling interest allocation	92

Less: Non-controlling interest of Topicus Coop subsidaries, including interests held by CSI	0
Less: Income allocated to Preference Units of Topicus Coop classified as non-controlling interest	1

Net income (loss) after allocation of non-controlling interest of Topicus Coop subsidaries	91	(4)	87

Net income (loss) attributable to non-controlling interests of Topicus			38
Add: Non-controlling interest of Topicus Coop subsidaries not owned by CSI			(0)
Add: Income allocated to Preference Units of Topicus Coop classified as non-controlling interest			1

Total non-controlling interest			38

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

	Year ended	Intra-Group
	December 31, 2021	Eliminations	Total
Revenue	877
Expenses	758
Redeemable preferred securities expense (income) (notes 1 and 12)	2,737

Income (loss) before income taxes	(2,617)

Income tax expense	25

Net income (loss) prior to non-controlling interest allocation	(2,643)

Less: Non-controlling interest of Topicus subsidaries, including interests held by CSI	2
Less: Income allocated to Preference Units of Topicus Coop classified as non-controlling interest	4

Net income (loss) after allocation of non-controlling interest of Topicus subsidaries and Preference Units	(2,648)	2,439	(209)

Net income (loss) attributable to non-controlling interests of Topicus			(146)
Add: Non-controlling interest of Topicus Coop subsidaries not owned by CSI			0
Add: Income allocated to Preference Units of Topicus Coop classified as non-controlling interest			4

Total non-controlling interest			(142)

Financial information on the statement of cash flows for Topicus is as follows:

Year ended
December 31, 2022
Cash flows from (used in) operating activities	227
Cash flows from (used in) financing activities	(13)
Cash flows from (used in) investing activities	(140)

Year ended
December 31, 2021
Cash flows from (used in) operating activities	212
Cash flows from (used in) in financing activities	66
Cash flows from (used in) investing activities	(254)

On January 3, 2022, the Company also acquired a controlling interest of in Adapt IT Holdings Limited (“Adapt IT”), a Company based in South Africa. The acquisition of Adapt IT is outlined in note 4. As of December 31, 2022, the Company has an interest of 65.97% and the remaining 34.03% represents non-controlling interest in Adapt IT.

29.	Subsequent events

On March 29, 2023, the Company declared a $1.00 per share dividend payable on April 14, 2023 to all common shareholders of record at close of business on April 6, 2023.

Excluding the Wide Orbit acquisition outlined below, subsequent to December 31, 2022, the Company completed or entered into agreements to acquire a number of businesses for aggregate cash consideration of $316 on closing plus cash holdbacks of $32 and contingent consideration with an estimated fair value of $20 for total consideration of $367. The business acquisitions include companies catering primarily to the marketing, financial services, education, communications, field service, insurance, healthcare, daycare, metals, mining, forestry, construction, logistics, and legal verticals and are all software companies similar to the existing business of the Company.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In millions of U.S. dollars or specified currency, except per share amounts and as otherwise indicated.)

(Due to rounding, numbers presented may not foot.)

Years ended December 31, 2022 and 2021

On February 22 and 23, 2023 (as part of a series of transactions relating to the acquisition of WideOrbit Inc. (“WideOrbit”) described further below), the Company’s subsidiary, Lumine Group Inc. (“Lumine”), completed a corporate reorganization. After the reorganization was completed, the Company now owns 1 super voting share, 6 subordinate voting shares and 63,582,712 preferred shares of Lumine. Furthermore, the Company distributed 63,582,706 of the subordinate voting shares to its common shareholders pursuant to a dividend-in-kind on February 23, 2022. The steps performed in conjunction with the reorganization consisted of the following:

•

The Company exchanged its existing common shares and preferred shares in Lumine Group (Holdings) Inc. (“Lumine Group Holdings”) for 63,582,712 subordinate voting shares and 55,233,745 preferred shares of Lumine on February 22, 2023.

•	Lumine and Lumine Group Holdings amalgamated on February 22, 2023.

•	The Company subscribed for 8,348,967 preferred shares of Lumine on February 22, 2023. The preferred shares are convertible into subordinate voting shares of Lumine at a rate of 1:2.43.

•

Lumine had 63,582,712 subordinate voting shares outstanding on February 22, 2023. The Company distributed 63,582,706 of the subordinate voting shares to its common shareholders pursuant to a dividend-in-kind on February 23, 2022 and continues to hold 6 subordinate voting shares of Lumine.

•

Under certain conditions, the preferred shares are retractable at the option of the holder for a retraction price of approximately $21.74 per preferred share. The holders of the preferred shares are also entitled to a fixed annual cumulative dividend of 5% per annum.

•

The Company holds 1 super voting share of Lumine. The super voting share entitles the holder to that number of votes that equals 50.1% of the aggregate number of votes attached to all the outstanding super voting shares, subordinate voting shares and special shares of Lumine. As a result, the Company controls Lumine and will consolidate its financial position and results of operations with Lumine. The Company will reflect a non-controlling interest held by other parties.

On February 23, 2023, the Company purchased 100% of the shares of WideOrbit, a US-based vertical market software provider. Annual gross revenues of WideOrbit for 2022 were approximately $169. The gross purchase price for the transaction was $490, subject to customary adjustments, as a result of, but not limited to, minimum cash requirements of $10, target net indebtedness of $87, and claims under the representations and warranties of the purchase agreement. The Company has the ability to reduce the cash portion of the purchase consideration by $10 for net indebtedness up to $97. If net indebtedness is greater than $97, excess repayment would be funded by the Company and added to the gross purchase price. Furthermore, Lumine issued 10,204,294 special shares of Lumine to the sellers of WideOrbit for an initial subscription price of approximately $222 which will be included in the purchase consideration. Under certain conditions, the special shares are retractable at the option of the holder for a retraction price of approximately $21.74 per special share plus one subordinate voting share of Lumine for each special share held and will be classified as a liability on the balance sheet of Lumine and the Company. The special shares are also convertible into subordinate voting shares of Lumine at a conversion ratio of 1:3.43 at any time. The holders of the special shares are also entitled to a fixed annual cumulative dividend of 5% per annum.